UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CHEMTURA CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2011 Annual Meeting and Proxy Statement

Philadelphia, Pennsylvania
April 4, 2011

Dear Shareholders,

I am pleased to invite you to attend Chemtura Corporation’s 2011 Annual Meeting of Shareholders on Tuesday, May 10, 2011 at 8:30 a.m., Eastern Daylight Time, at The Westin Philadelphia Hotel, 99 South 17th Street, Philadelphia, PA 19103.

At the annual meeting, shareholders will vote on the matters set forth in the accompanying notice of annual meeting and proxy statement.  In addition, we will discuss our 2010 performance and answer your questions.

This year you are asked to elect our eight directors, to approve an advisory vote on executive compensation, to approve an advisory vote on the frequency of holding an advisory vote on executive compensation and to ratify the selection of KPMG LLP as our independent registered public accounting firm.  Information about the business of the meeting, the nominees for election as members of the board of directors, the resolutions regarding executive compensation and the ratification of KPMG LLP as our independent registered public accounting firm is set forth in the formal meeting notice and proxy statement on the following pages.

Your vote is important. To make it easier for you to vote your shares, you have the choice of voting over the internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail.

Very Truly Yours,

Craig A. Rogerson
Chairman of the Board, President and Chief Executive Officer

Your vote is important. Please vote by internet, telephone or mail as soon as possible.

Notice of Annual Meeting of Shareholders

The Chemtura Corporation 2011 Annual Meeting of Shareholders will be held on Tuesday, May 10, 2011, beginning at 8:30 a.m., Eastern Daylight Time, at The Westin Philadelphia Hotel, 99 South 17th Street, Philadelphia, PA 19103. Registration will begin at 8:00 a.m. The items of business are:

1)	the election of eight directors;
2)	an advisory vote on executive compensation;
3)	an advisory vote on the frequency of holding an advisory vote on executive compensation;
4)	ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and
5)	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Holders of our common stock of record at the close of business on March 21, 2011 are entitled to vote at the annual meeting.

Your vote is important and we encourage you to vote your shares promptly, whether or not you plan to attend the annual meeting. You may vote by internet, telephone or mail.  Please see “Frequently Asked Questions About Voting” beginning on page 1 of the proxy statement for more information on how to vote your shares.

By Order of the Board of Directors,

Billie S. Flaherty
Senior Vice President, General Counsel & Secretary

2011 Proxy Statement

Table of Contents

General Information	1

Frequently Asked Questions About Voting	1

Election of Directors (Item No. 1)	2

Corporate Governance	8
Emergence from Chapter 11	8
Code of Business Conduct, Corporate Governance Principles and Charters	8
Board Responsibilities, Composition and Independence	8
Board Leadership Structure	9
Oversight of Risk Management	10
Committees of the Board of Directors	11
Compensation Committee Interlocks and Insider Participation	13
Communications with the Board	13
Certain Legal Proceedings	14
Director Compensation	14
Related Person Transactions	16

Executive Compensation	17
Compensation Committee Report	17
Compensation, Discussion & Analysis	17
Summary Compensation Table	28
2010 Grants of Plan-Based Awards	30
Outstanding Equity Awards at 2010 Fiscal Year-End	30
Option Exercises and Stock Vested	31
2010 Nonqualified Deferred Compensation	32
Employment Agreements	33
Potential Payments Upon Termination or Change in Control	35

Stock Ownership Information	39

Audit Committee	40
Audit Committee Report	40

Advisory Vote on Executive Compensation (Item No. 2)	42

Advisory Vote on Frequency of an Advisory Vote on Executive Compensation (Item No. 3)	44

Ratification of Selection of Independent Registered Public Accounting Firm (Item No. 4)	45

Additional Information	45

General Information

This proxy statement is issued in connection with the solicitation of proxies by the board of directors of Chemtura Corporation for use at the 2011 Annual Meeting of Shareholders and at any adjournment or postponement thereof. We will begin distributing this proxy statement, a form of proxy and the 2010 annual report on or about April 7, 2011.

Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.  If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the board of directors. Please see “How does the Board of Directors recommend that I vote?” in “Frequently Asked Questions about Voting” below for additional information.

Our corporate headquarters is located at 1818 Market Street, Suite 3700, Philadelphia, PA 19103.  Our principal executive offices are located at 1818 Market Street, Suite 3700, Philadelphia, PA 19103 and at 199 Benson Road, Middlebury, CT 06749.

Frequently Asked Questions About Voting

How does the Board of Directors recommend that I vote?
The board of directors recommends that you vote:

•	FOR the election of each of the eight director nominees in this proxy statement (Item No. 1);

•	FOR the approval of the advisory vote on executive compensation (Item No. 2);

•	FOR annual advisory votes on executive compensation (Item No. 3); and

•	FOR the ratification of the appointment of KPMG LLP as Chemtura’s independent registered public accounting firm for 2011 (Item No. 4).

Why is it so important that I vote my shares?
We value the input of our shareholders on questions facing Chemtura.  Regardless of the number of shares you hold and whether or not you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How may I vote my shares?
Beneficial Shareholders. If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares.  In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank or other holder of record.

Registered Shareholders. If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning a proxy card. Proxies submitted via the internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 9, 2011.

May I change or revoke my vote?
Beneficial Shareholders. Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to change their vote.

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Corporate Secretary;

•	delivering another proxy that is dated later than the original proxy; or

•	attending the annual meeting and voting by ballot.

What vote is required to approve each proposal?
Each share of Chemtura stock entitles the holder to one vote on each proposal presented for shareholder action.

Item No. 1: Election of Directors.  The nominees for director receiving a plurality of the votes cast at the annual meeting will be elected directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. For that reason, any shares not voted for the election of nominees will not affect the outcome of the election of directors. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the board to replace any such nominee. However, the board does not anticipate this will occur.  “Broker non-votes will have no effect on this vote.

Item Nos. 2 and 4: Advisory Vote on Executive Compensation and Ratification of Selection of Independent Auditor. Shareholders may vote “For” or “Against” each of these proposals, or may abstain from voting. Our By-laws require the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Item Nos. 2 and 4. Item No. 2 is an advisory vote and therefore not binding on Chemtura.  However, our board of directors will consider the outcome of this vote in its future deliberations.  A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Item Nos. 2 and 4.  “Broker non-votes” will have no effect on Item No. 2.

Item No. 3: Recommendation on the Frequency of Advisory Votes on Executive Compensation.  Shareholders may vote for “ONE YEAR,” TWO YEARS” or “THREE YEARS,” or may abstain from voting.  The option of one year, two years or three years that receives a majority of all the votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by the shareholders.  In the absence of a majority of votes cast in support of any given year, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our shareholders.  This vote is advisory in nature and therefore not binding on Chemtura.  However, our board of directors will consider the outcome of this vote in its future deliberations.  Abstentions and “broker non-votes” will have no effect on this vote.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial shareholder?
If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange, or NYSE, rules allow that firm to vote your shares only on routine matters. Item No. 4, the ratification of the appointment of our independent auditor for 2011, is the only routine matter.  For all matters other than Item No. 4, you must submit your voting instructions to the firm that holds your shares if you want your vote to count on such matters.  When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Election of Directors (Item No. 1)

At the 2011 annual meeting, eight directors are to be elected for a one-year term. Each of the nominees currently serves as a Chemtura director. The nominees for director receiving a plurality of the votes cast at the 2011 annual meeting will be elected directors.  Each nominee elected as a director will continue in office until the 2012 annual meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the board of directors may designate, unless the board chooses to reduce the number of directors.

The nominating and governance committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the board for nomination or appointment.  When identifying and evaluating candidates, the committee first determines whether there are any evolving needs of the board that require expertise in a particular field.  While the committee does not have a specific written policy on the diversity of the board, the committee seeks nominees with a broad diversity of experience, professionalism, skills and backgrounds.  The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Our Corporate Governance Principles also require that all director candidates, whether recommended by a shareholder or otherwise, possess the following qualifications:

•	unquestionable personal and professional ethics and integrity;

•	policy-making experience in business, education, technology or government;

•	expertise that is useful to Chemtura and complementary to other board members;

•
a willingness to serve on the board for a period of at least several years and to devote the time required to meet the responsibilities and perform the duties of a director, including attendance at all board and applicable committee meetings;

•	a commitment to represent the best interests of all shareholders and to objectively appraise the performance of Chemtura and of management; and

•	involvement only in activities that do not create a conflict with the director’s responsibilities to Chemtura and its shareholders.

The committee may retain a third-party search firm to assist the committee and the board in locating qualified candidates that meet the needs of the board at that time.  The search firm provides information on a number of candidates, which the committee reviews and discusses.  The committee, other members of the board and the Chairman and Chief Executive Officer, will interview potential board candidates.  If the committee determines that a potential candidate meets the needs of the board, has the qualifications, and meets the independence standards required by the NYSE, it will recommend the nomination or appointment of the candidate to the board.

The committee will consider qualified candidates recommended by shareholders for board membership in accordance with the procedures established in our By-Laws.  For a nomination to be properly made by any shareholder and be considered for recommendation by the board to the shareholders and included in our proxy statement for the 2012 annual meeting, written notice of such shareholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid to the Secretary of Chemtura (and must be received by the Secretary) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting.  Such notice shall set forth all of the information required by Article II, Section 11 of our By-laws.  The committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees.

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Chemtura director and their age.

Jeffrey D. Benjamin Age 49 Director since 2010
Senior Advisor to Cyrus Capital Partners, L.P. Jeffrey D. Benjamin joined the board in November 2010.  He has served as Senior Advisor to Cyrus Capital Partners, L.P., a registered investment adviser, since June 2008. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008 served as a Senior Advisor to Apollo Management. Mr. Benjamin currently serves as a director, as chairman of the audit committee and as a member of the compensation and nominating and corporate governance committees of Exco Resources, Inc. (since 2005), a producer of natural gas and oil, and as a director of Harrah’s Entertainment, Inc. (since 2008), a provider of branded casino entertainment. He also serves as a director, as chairman of the nominating and corporate governance committee and as a member of the compensation committee of Spectrum Group International, Inc. (since 2009), a precious metals trading and collectibles company. Within the last five years, Mr. Benjamin was a director of Virgin Media Inc., Chiquita Brands International Inc., Mandalay Resort Group, Goodman Global Inc., Dade Behring Holdings Inc. and McLeodUSA LLC (all publicly-held companies).  Mr. Benjamin holds a Master of Science in Management from the Sloan School of Management at MIT, with a concentration in Finance, and has 25 years of investment banking and investment management experience.

Mr. Benjamin’s 25 years of investment banking and investment management experience provides valuable perspective to our board on a broad range of corporate finance and capital markets matters and growth strategies.

Timothy J. Bernlohr Age 52 Director since 2010
Founder and Managing Member of TJB Management Consulting, LLC. Timothy J. Bernlohr joined the board in November 2010.  He is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction, and industrial markets. RBX® was sold to multiple buyers in 2004 and 2005. Prior to joining RBX® in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a director and as a member of the audit and nominating and governance committees of Atlas Air Worldwide Holdings, Inc. (since 2006), a provider of air cargo and outsourced aircraft operating solutions, as a director and as a member of the audit and compensation and governance committees of Ambassadors International Inc. (since 2010), a luxury cruise line company, as a director, as chairman of the compensation committee and as a member of the nominating and governance committee of Smurfit-Stone Container Corporation (since 2010), a manufacturer and marketer of corrugated packaging materials, and as a director, as chairman of the compensation committee and as a member of the audit committee of Aventine Renewable Energy Holdings Inc. (since 2010), a producer and marketer of fuel-grade ethanol in the U.S. (all publicly-held companies). Mr. Bernlohr is also chairman of Champion Home Builders, Inc. and Manischewitz Company, privately-held companies. Within the last five years, Mr. Bernlohr was a director of WCI Steel, Inc., a publicly-held company. Mr. Bernlohr is a graduate of Pennsylvania State University.

Mr. Bernlohr’s operating experience as a chief executive officer provides our board with valuable perspective into operations and finance and his service as a director for other public company boards and committees provides our board with important insights into matters relating to corporate governance, compensation and strategic initiatives.

Anna C. Catalano Age 52 Director since 2011
Former Group Vice President, Marketing, BP plc. (“BP”).  Anna C. Catalano joined the board in March 2011.  From 2000 through 2003, Ms. Catalano was Group Vice President, Marketing for BP.  Prior to that she held various executive positions in BP and Amoco, including Group Vice President, Emerging Markets at BP, Senior Vice President, Sales and Operations at Amoco and President of Amoco Orient Oil Company.  In addition to frequently speaking on strategic marketing and global branding, Ms. Catalano is a leader on the mentoring and advancement of women in business and in recognition of her efforts she was recognized by Fortune Magazine in 2001 as being among “The Most Powerful Women in International Business.”  Ms. Catalano currently serves as a director and as a member of the corporate governance and compensation committees of Mead Johnson Nutrition Company (since 2010), a global leader in pediatric nutrition and a director and as a member of the corporate governance and nominating committee of Willis Group Holdings PLC (since 2006), a provider of insurance brokerage, reinsurance and risk management consulting services (all publicly-held companies).  Ms. Catalano also serves on the board of the Houston Chapter of the Alzheimer’s Association, and as an advisory board member of BT Global Services and Amyris Biotechnologies, and is also an advisor to the Gulf Coast Juvenile Diabetes Research Foundation. Ms. Catalano formerly served on the boards of SSL International plc, Hercules Incorporated and Aviva plc. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

Ms. Catalano brings to the board significant experience in international business operations with a focus in marketing.

Alan S. Cooper Age 51 Director since 2010
Founder and Managing Partner of Jet Capital Investors, L.P. (“Jet Capital”).  Alan S. Cooper joined the board in November 2010.  He is a founder and Managing Partner of Jet Capital, a private investment firm specializing in risk arbitrage, capital structure arbitrage and other event-driven investing. Jet Capital was founded in 2002. From 2000 through 2002, Mr. Cooper was a Principal of Redwood Capital Management, a hedge fund, where he was responsible for portfolio management, research and trading for risk arbitrage investing. Mr. Cooper was also responsible for marketing, investor relations and back office operations. From 1992 through 2000, Mr. Cooper was General Counsel and beginning in 1994 Vice President of Dickstein Partners, Inc., a hedge fund, responsible for risk arbitrage analysis, investor relations, compliance and back office operations. Mr. Cooper was an attorney at the law firm of Rosenman & Colin (1983-1991) where he specialized in corporate and securities law, including public and private offerings and mergers and acquisitions. He previously served as a director, as chairman of the governance committee and as a member of the compensation committee of Dade Behring Holdings Inc. and as a director of Younkers Stores, Hills Department Stores Inc., Banyan Strategic Land Fund II and Specialty Catalogue, Inc. Mr. Cooper serves as a Trustee of the Washington Institute for Near East Policy. Mr. Cooper is a graduate of the University of Pennsylvania Wharton School of Business and the University of Pennsylvania Law School.

Mr. Cooper’s investment experience as well as his experience and analytical skills as a corporate and securities lawyer provide our board with a valuable perspective into business strategies, corporate governance matters, strategic mergers and acquisitions and risk management oversight.

James W. Crownover Age 67 Director since 2005
Former Director of Great Lakes.  James W. Crownover served as a director of Great Lakes (prior to the merger of Great Lakes and Chemtura in 2005) from 2002 to 2005, including as presiding director, and has been a director of Chemtura since 2005. Mr. Crownover retired in 1998 as a director of McKinsey & Company, a global management consulting firm. During his 30 year career with McKinsey, Mr. Crownover served as director, as head of its southwest practice and as co-head of its worldwide energy practice working with clients in Asia, Europe, Latin America and the U.S. His practice focused on business strategy, operations and organizational structure. Mr. Crownover currently serves as a director, as chairman of the compensation committee, and as a member of the nominating and corporate governance committee of FTI Consulting, Inc. (since 2006), a global business advisory firm. He also serves as a director, as chairman of the governance committee, and as a member of the compensation committee of Weingarten Realty Investors (since 2001), an owner, manager and operator of commercial real estate, and as a director and as a member of the audit and integration committees of Republic Services, Inc. (since 2008), a leading provider of solid waste collection, transfer, recycling and disposal services. Mr. Crownover previously served as a director, as a member of the audit committee and as chairman of the governance committee of Allied Waste Industries, which merged into Republic Services, and as chairman of the audit and pension committees of Unocal Corporation, an energy exploration and production company. Mr. Crownover also serves as Chairman of the board of trustees of Rice University and as a director of the Houston Grand Opera.

Mr. Crownover’s experience over a 30 year career with McKinsey & Company brings to our board significant expertise in domestic and international operations and business strategy.

Jonathan F. Foster Age 50 Director since 2010
Managing Director of Current Capital LLC.  Jonathan F. Foster joined the board in November 2010.  He is a Managing Director of Current Capital LLC., a private equity and advisory firm focused primarily on lower middle market industrial and business service companies. Mr. Foster currently serves as a director, as chairman of the audit committee and as a member of the finance committee of Masonite Inc., as a director and as a member of the audit and nominating and governance committees of Lear Corporation and as a director and as a member of the compensation and finance committees of Smurfit-Stone Container Corporation. He is also vice chairman of the board of trustees of the New York Power Authority, the largest state-owned power organization in the U.S. From 2007 to 2008, Mr. Foster was Managing Director and Co-Head of Diversified Industrials & Services at Wachovia Securities. From 2005 through 2007, he was Executive Vice President of Finance and Business Development at Revolution Living, one of three business groups in the Revolution family of companies founded by Steve Case, co-founder of AOL. Previously, from 2002 through 2004, Mr. Foster served as a Managing Director of The Cypress Group, a private equity investment firm, where he led the industrial and services group. Mr. Foster also served as Senior Managing Director at Bear Stearns & Co. from 2001 through 2002 where he was responsible for mergers and acquisitions in industrial products and services. For 2000, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com. Previously, from 1988 through 1999, Mr. Foster was at Lazard LLC, ultimately as a Managing Director where he worked on a wide range of mainly industrial and services mergers and acquisitions transactions.

Mr. Foster’s experience in private equity, investment banking and mergers and acquisitions provides our board with valuable guidance with respect to a broad range of strategic, operational and growth strategies.

Craig A. Rogerson Age 54 Director since 2008
Chairman, President and Chief Executive Officer, Chemtura Corporation.  Craig A. Rogerson has served as Chemtura’s Chairman, President and Chief Executive Officer since December, 2008.  Mr. Rogerson had previously served as President, CEO and director of Hercules, Incorporated until its acquisition by Ashland, Incorporated on November 13, 2008. Mr. Rogerson joined Hercules in 1979 in the firm’s Water Management Chemicals Division. In April 1997 he left Hercules to join Wacker Silicones Corporation where he served as President and CEO. In May 2000 Mr. Rogerson rejoined Hercules as vice president business operations of their BetzDearborn Division eventually being named vice president and general manager of that division in August, 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company including president of the FiberVisions and Pinova Divisions, vice president Global Procurement and COO. Mr. Rogerson serves on the boards of directors of PPL, the Society of Chemical Industry and the American Chemistry Council.  He previously served on the board of First State Innovation of the Delaware Business Roundtable.

Mr. Rogerson’s prior service as President and Chief Executive Officer of a specialty chemicals company and his day to day leadership, as Chief Executive Officer of Chemtura, provide him with intimate knowledge of our operations and provide the board with unique insights into our opportunities and challenges.

John K. Wulff Age 62 Director since 2009
Retired Chairman of Hercules Inc. John K. Wulff has served as a director of Chemtura since October 2009. He is the former Chairman of Hercules Inc., a manufacturer of specialty chemical products, a position he held from July 2003 until Ashland, Inc.’s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from 2001 to 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation (“Union Carbide”) from 1995 to 2001. During his fourteen years at Union Carbide, a manufacturer of chemicals and polymers, he also served as Vice President and Principal Accounting Officer from 1989 to 1995, and as Controller from 1987 to 1989. Mr. Wulff was also a partner of KPMG and predecessor firms from 1977 to 1987. He currently serves as a director (since 2004), as chairman of the audit committee and as a member of the governance and compensation committee of Moody’s Corporation. He is also a director, chairman of the audit committee and a member of the corporate responsibility and executive committees of Sunoco, Inc. (since 2004), a leading manufacturer and marketer of petroleum and petrochemical products, and a director and chairman of the compensation committee of Celanese Corporation (since 2006), a global manufacturer of industrial chemicals. Mr. Wulff previously served as a director and as chairman of the nominating and governance committee of Fannie Mae from December 2004 until September 2008.

Mr. Wulff’s leadership and experience in the chemical industry, combined with finance and accounting expertise from serving in executive accounting and finance positions, provides the board with broad chemical industry experience and finance and accounting expertise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH
OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

Corporate Governance

Emergence from Chapter 11

On March 18, 2009, we and 26 of our U.S. subsidiaries (collectively referred to as the “Debtors”) filed for voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  On November 10, 2010, we emerged from Chapter 11 a stronger, leaner and better capitalized company (the “Emergence Date”).  Pursuant to our plan of reorganization that was confirmed by the Bankruptcy Court (the “Plan”), we made various changes to our board of directors.  On November 10, 2010, the following directors ceased to serve on our board:  Nigel D. T. Andrews, Martin M. Hale, Burton M. Joyce and Bruce F. Wesson.  At the same time, Jeffrey D. Benjamin, Timothy J. Bernlohr, Alan S. Cooper and Jonathan F. Foster became members of our board.  Existing directors Craig A. Rogerson, our Chairman, President and Chief Executive Officer, James W. Crownover, Roger L. Headrick and John K. Wulff remained on our board.  Pursuant to our Plan, the new and carry-over members of our board (other than Mr. Rogerson) were chosen by a board selection committee established by the Debtors, the Official Committee of Unsecured Creditors and an Ad Hoc Committee of Bondholders.  The board selection committee was advised by an independent search firm.  On March 4, 2011, Mr. Headrick retired from the board and Anna C. Catalano was appointed to the board.  Ms. Catalano was recommended by the nominating and governance committee with the advice of an independent search firm.

The committees of the board consist of an audit committee, compensation committee, nominating and governance committee, finance and pension committee and environmental, health and safety committee.  The compensation committee and nominating and governance committee are new and their functions had previously been served by the organization, compensation and governance committee, which the board decided to split into two committees on November 10, 2010.  References in this proxy statement to the compensation committee include the current compensation committee and its predecessor, the organization, compensation and governance committee.

On November 10, 2010, as provided in our Plan, our old common stock was cancelled and shares of new common stock were issued for distribution.  On November 8, 2010, the NYSE approved for listing a total of 111 million shares of new common stock, as authorized under the Plan, comprising (i) approximately 95.5 million shares of new common stock to be issued under the Plan; (ii) approximately 4.5 million shares of new common stock reserved for future issuances under the Plan; and (iii) 11 million shares of new common stock reserved for issuance under our equity plans.  Our new common stock started “regular way” trading on the NYSE under the ticker symbol “CHMT” on November 11, 2010.

Code of Business Conduct, Corporate Governance Principles and Charters

 We have adopted a written code of ethics, or “code of business conduct,”  applicable to all our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Corporate Controller and any person performing similar functions) and employees.  We intend to disclose any waivers of, or amendments to, the code of business conduct on our website.  The code of business conduct, the charters of each of our board committees and our corporate governance principles may be viewed on our website at www.chemtura.com.  You may also obtain a copy of any of these documents without charge by writing to:  Chemtura Corporation, 199 Benson Road, Middlebury, CT  06749, Attention: Corporate Secretary.

Board Responsibilities, Composition and Independence

Our business and affairs are managed under the direction of the board of directors.  The board believes that good corporate governance is an important factor in achieving business success and fulfilling the board’s responsibilities to our stakeholders.  Our corporate governance policies and procedures are described in our corporate governance principles, which is available on our website at www.chemtura.com.

Our board of directors has eight members.  It is the intent of our board of directors that a substantial majority of its members should meet the director independence requirements of the NYSE listing standards.  The board has affirmatively determined that all current directors (other than Mr. Rogerson, our Chairman, President and Chief Executive Officer) are independent based on the following standards: (a) no entity (other than a charitable entity) of which a director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Chemtura and its subsidiaries in any of the 2010, 2009, or 2008 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no director, or any immediate family member employed as an executive officer of Chemtura or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Chemtura or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Chemtura did not employ a director in any position, or any immediate family member as an executive officer, during the past three years; (d) no director was a current partner or employee of a firm that is Chemtura’s internal or external auditor (“Auditor”), no immediate family member of a director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no director or immediate family member of a director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Chemtura served on the compensation committee of such company; and (f) no other material relationship exists between any director and Chemtura or our subsidiaries.

It is the board’s policy that directors retire at the age of 72.  On February 25, 2010, the board determined that it was in our best interest for Mr. Headrick to continue to serve on the board and waived the mandatory retirement of Mr. Headrick for calendar year 2010.  On March 4, 2011, Mr. Headrick retired from the board and Ms. Catalano was elected to the board.

The board of directors held 5 regular meetings and 15 special meetings during our 2010 fiscal year.  The committees of the board held 28 regular and special meetings during our 2010 fiscal year.  All incumbent directors attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board on which they served.  It is our policy that all directors are expected to attend our annual meeting of shareholders.  We did not hold an annual meeting of shareholders in 2010 because of our Chapter 11 proceedings.

Board Leadership Structure

The board has determined that the appropriate leadership structure for the board at this time is for Mr. Rogerson, our President and Chief Executive Officer, to serve as Chairman of the Board.  The board has selected a lead director —currently, Mr. Bernlohr—to provide independent leadership. Our lead director is elected annually by a majority of the independent directors upon a recommendation from the nominating and governance committee. Our lead director presides over executive sessions of the non-employee directors following every board meeting (which sessions are not attended by management) and advises the Chairman, in consultation with the other independent directors, as to board schedules and agendas. The board has also determined that our lead director shall be available to consult with shareholders and call meetings of the independent directors when appropriate. The independent directors believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight and expertise from outside Chemtura while the Chief Executive Officer brings company-specific experience and expertise.  The board believes that the combined role of Chairman and Chief Executive Officer provides the appropriate balance between strategy development and execution and independent oversight of management by the board, promotes unified leadership and direction for the board and management and allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plan.

Lead Director

Mr. Bernlohr, who serves as a member of the audit committee, the compensation committee and the nominating and governance committee, was selected by the board on November 10, 2010 to serve as lead director.  The lead director’s responsibilities include:

•	presiding at executive sessions of the board;
•	consulting with the Chairman and other members of management on board and committee agendas;
•	advising the Chairman with respect to consultants who may report directly to the board; and

•	serving as liaison between the independent directors and management.

Executive Sessions

Executive sessions, which are meetings of the non-employee members of the board, are regularly scheduled throughout the year.  Non-employee directors meet by themselves, without management or employee-directors present, at regularly scheduled in-person board meetings, meetings of the committees of the board and telephonic meetings, as appropriate.

Board and Committee Evaluations

Under our corporate governance principles and committee charters, the board and the committees of the board evaluate and discuss their respective performance and effectiveness on an annual basis. These evaluations cover a wide range of topics including the fulfillment of the board and committee responsibilities identified in our corporate governance principles and committee charters.  The board deferred the 2010 board and committee evaluations to 2011 because of the changes made to board membership on November 10, 2010.

Oversight of Risk Management

General

We are exposed to a number of risks including, among others, financial, strategic and operational risks and risks relating to regulatory and legal matters.  The board has an active role, as a whole and also at the committee level, in overseeing our risk management process and in assessing the most significant risks facing Chemtura.  Specific board committees are responsible for overseeing specific types of risks.  The chairs of each of our board committees report to the board at the next board meeting what transpired at any committee meetings that have taken place since the last board meeting.

Under our policies, the leaders of each of our businesses and functions are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in response, and regularly reporting to the CEO on actions to monitor and manage significant risks in order to remain within our range of risk tolerance.  In the course of reviewing business plans and projects, management regularly identifies and reviews the attendant risks with the board and the steps that have or will be taken to address them.  Management periodically reports to the board on its risk assessment and status of its action plans identified to mitigate risk.  These reviews occur periodically at regularly scheduled and special meetings of the board.  As described in the table below, each of the board committees is responsible for oversight of risk management practices for categories of risks relevant to their respective function.

Board/Committee	Primary Areas of Risk Oversight

Full Board
Risk management process and structure, strategic risks associated with business plans, and other significant risks such as major litigation, business development risks, succession planning and Chemtura’s overall policies and practices for enterprise risk management.

Audit Committee
Major financial risk exposures; significant operational, compliance, reputational and strategic risks; risks related to the subject matters described in its charter, including risks relating to liquidity, credit, internal controls, disclosure, financial reporting and certain legal and regulatory matters.  Also reviews reports from the Chemtura Resource Line, our anonymous hotline that employees can use to report suspected violations of our code of business conduct.  Regularly meets in executive session with our Vice President-Internal Audit and our independent registered public accounting firm, without management present, to discuss if there are areas of concern of which the committee and the full board should be aware.

Nominating & Governance Committee
Risks and exposures related to corporate governance, leadership structure, effectiveness of the board and the committees for oversight of Chemtura, review of director candidates, conflicts of interest and review of director independence.

Compensation Committee
Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation.

Finance & Pension Committee
Risks associated with financial exposures related to debt maturities, foreign exchange, interest, liquidity and hedging programs; risks related to our pension plans and the actions being taken to mitigate or limit such risks including insurance programs and policies and procedures.

Environmental Health & Safety Committee	Risks relating to environmental, health, safety, security and regulatory matters.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Chemtura.

Compensation and Risk

We believe that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value.  In consultation with our compensation consultants, our compensation programs have been designed with key features and administered in a manner that discourages undue risk-taking by employees.   These features include:

•	Limits on annual short-term incentive and long-term performance awards, thereby defining and capping potential payouts;

•
The application of annual short-term incentive metrics that align employees against the balanced objectives of increasing Consolidated EBITDA and improving cash flow and working capital such as collections of accounts receivable and inventory turns;

•
Use of two distinct long-term incentive vehicles—Restricted Stock Units (“RSUs”) and non-qualified stock options—that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance; and

•
Committee sole discretion to adjust payouts under both the annual short-term and long-term performance plans to better reflect the core operating performance of Chemtura and its businesses, but prohibit discretion for payouts above stated maximum awards.

As such, we believe that our compensation policies and programs for all of our employees do not create risks that are reasonably likely to have a material adverse effect on Chemtura.

Committees of the Board of Directors

The board of directors has established five standing committees to assist it in the administration of its responsibilities.  The board may establish other special or standing committees from time to time.  Members of the committees serve at the discretion of the board.  Each of our five standing committees operates under a charter adopted by the board.  Each committee member is independent under the NYSE listing standards and otherwise qualifies under the applicable committee charters.  In connection with our emergence from Chapter 11, on November 10, 2010, our board split the organization, compensation and governance committee into two separate committees:  the compensation committee and the nominating and governance committee.

Committee Membership
Nominating &
			Corporate		Environmental,
Name	Audit	Compensation	Governance	Finance & Pension	Health & Safety
Jeffrey D. Benjamin	X		▲		X
Timothy J. Bernlohr		X	X
Anna C. Catalano		X			X
Alan S. Cooper	X			▲
James W. Crownover		X	X		▲
Jonathan F. Foster		▲	X	X
John K. Wulff	▲			X	X

▲ Chair of the committee

Audit Committee

The audit committee is responsible for, among other things, overseeing the integrity of our accounting and financial reporting processes and the audits of our financial statements.  The audit committee meets periodically with management to review our risk assessment and risk management policies and material financial risk exposures and with the independent registered public accounting firm to review the scope of the annual audit;  provides general oversight with respect to the adequacy and effectiveness of our internal administrative business process and accounting principles employed in our financial reporting; and reviews our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the SEC.  The audit committee also selects the independent registered public accounting firm after discussion with the board of directors; evaluates the independent registered public accounting firm’s qualifications, independence and performance; approves all audit and permitted non-audit services provided by the independent registered public accounting firm; and reviews and approves the fees of the independent registered public accounting firm.  The audit committee also reviews earnings press releases, financial information and earnings guidance provided to rating agencies; establishes procedures for handling complaints about accounting and auditing matters and suspected violations of our code of business conduct; and periodically reviews our code of business conduct.  The audit committee has a written charter adopted by our board of directors.  The audit committee reviews and assesses the adequacy of its charter on an annual basis.  The audit committee has reviewed its charter and is in the process of revising it.  The audit committee held 11 meetings in 2010.

Our separately designated standing audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  Each member of the audit committee is independent within the meaning of SEC regulations and the NYSE listing standards.  All members of our audit committee meet the financial literacy requirements of the NYSE listing standards and at least one member has accounting or related financial management expertise as required by the NYSE.  In addition, the board of directors has determined that John K. Wulff, the chairman of the audit committee, qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Compensation Committee

The compensation committee is responsible for, among other things, the administration of our compensation plans, including approval of the level of compensation for our executive officers and the review and approval of deferred compensation plans, long-term and short-term incentive programs, equity plans and equity ownership guidelines for our executive officers.  The committee reviews and approves the corporate goals and objectives relative to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those goals and sets the Chief Executive Officer’s compensation based on this evaluation.  The committee also reviews and determines board compensation.  On November 10, 2010, the board split the organization, compensation and governance committee into two separate committees:  the compensation committee and the nominating and governance committee.  On that same date, the board adopted a charter for the compensation committee.  Each member of the committee is independent within the meaning of SEC regulations and the NYSE listing standards.  The compensation committee and its predecessor held 9 meetings in 2010.

Nominating and Governance Committee

The nominating and governance committee is responsible for corporate governance and organizational matters, including advising the board with respect to the organization, size and composition of the board and its committees,  identifying and recommending to the board qualified candidates for election or appointment to the board , reviewing and recommending changes to our corporate governance principles, evaluating board performance and reviewing our policies and programs that relate to corporate governance matters.  On November 10, 2010, the board split the organization, compensation and governance committee into two separate committees:  the compensation committee and the nominating and governance committee.  On that same date, the board adopted a charter for the nominating and governance committee.  Our corporate governance principles were revised and approved by the board on March 4, 2011.  Each member of the committee is independent within the meaning of SEC regulations and the NYSE listing standards.  The nominating and governance committee and its predecessor held 9 meetings in 2010.

Finance and Pension Committee

The finance and pension committee is responsible for, among other things, reviewing and making recommendations to the board of directors regarding the issuance or repurchase of securities, material debt financings, material capital expenditures, acquisitions, divestitures, other material expenditures, dividend policy, management of pension assets and insurance risk management programs.  The committee is authorized to approve certain debt financings when the board of directors is not in session.  The committee has a written charter adopted by our board of directors.  The committee periodically reviews and assesses the adequacy of its charter.  On December 9, 2010, the board approved revisions to the finance and pension committee charter.  The finance and pension committee held 3 meetings in 2010.

Environmental, Health and Safety Committee

The environmental, health and safety committee provides, among other things, guidance to and oversight of management with respect to safety, health, environmental, security and regulatory matters, including the review of our safety, health and environmental performance, policies, standards, procedures, management systems and strategic plans.  The committee also recommends actions and policies that will enable us to achieve a high level of safety, health and environmental performance compared with our peers in the chemical industry.  The committee has a written charter adopted by our board of directors.  The committee periodically reviews and assesses the adequacy of its charter.  On December 9, 2010, the board approved revisions to the environmental, health and safety committee charter.  The environmental, health and safety committee held 3 meetings in 2010.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2010 employed as an employee or officer of Chemtura or had any relationship with Chemtura requiring disclosure as a related-party transaction.  In addition, no executive officer of Chemtura has served on the board of directors or compensation committee of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2010.

Communications with the Board

The board of directors has established a process whereby shareholders and other interested parties can send communications to one or more directors. To contact one or more directors, you may call one of the following numbers:

•	1.800.729.1514 if calling from inside the United States or Canada;

•	if calling from outside the U.S. or Canada, use the AT&T Direct Access Operator in the country you are calling from: http://www.business.att.com/bt/tollfree.jsp; or

•	if you do not have internet access and are calling from outside the U.S. or Canada, you may call 704-501-2359 and with operator assistance, reverse the telephone charge for the call.

You may also contact one or more board members by writing to the following address:

CCI
Attn:  Chemtura Board of Directors
P.O. Box 561915
Charlotte, NC 28256

In accordance with instructions provided by our audit committee, your call, report or letter will be distributed as applicable to our Chief Executive Officer, General Counsel, Chief Financial Officer, and Director of Global Ethics & Compliance, who will review the correspondence before forwarding it directly to the board member(s) to whom you wish to communicate.

All such reports or correspondence will be forwarded as described above unless they are of a trivial nature or otherwise not related to accounting, internal controls, auditing matters, corporate governance, safety, health or environmental issues or any other significant legal or ethical issues at Chemtura. However, a report will be made to the audit committee of all call reports or correspondence to the board of directors, and all such reports and correspondence are available to all board members and are preserved in accordance with our Corporate Records Management and Retention Policy.

This process is also described in detail in the “Investors – Corporate Governance” section of our website at www.chemtura.com.

Certain Legal Proceedings

As a result of our filing voluntary petitions under Chapter 11 of the Bankruptcy Code, Craig A. Rogerson, Stephen C. Forsyth, Chet C. Cross, Alan M. Swiech and Billie S. Flaherty, our named executive officers, served as executive officers of a company that filed a petition under the federal bankruptcy laws within the last five years.

Director Compensation

The annual compensation package for non-employee members of the board of directors is designed to attract and retain highly-qualified, independent professionals to represent our shareholders and to ensure alignment with shareholders’ interests.  Each non-employee director received an annual retainer of $82,000 and, for years prior to 2009, an annual RSU grant with a value on the date of grant of $90,000 vesting upon termination of service on the board of directors.  The RSUs were granted at the first meeting of the year of the board of directors.  The lead director received an additional $25,000 per year and each member of the audit committee received an additional $7,500 per year.  In addition, the audit committee chair received an additional $18,000 per year, the compensation committee chair received an additional $12,000 per year, the finance and pension committee chair received an additional $10,000 per year and the nominating and governance committee and the environmental, health and safety committee chairs received an additional $8,000 per year.  On March 5, 2009, the board discontinued, effective December 31, 2008, the annual RSU grant valued at $90,000 and replaced it, effective January 1, 2009, with a cash disbursement of $90,000 paid in equal quarterly installments of $22,500.  Directors do not receive fees for attendance in person or by telephone at board or committee meetings.  Each director is reimbursed for costs incurred in connection with attendance at board and committee meetings.  Directors who are our employees do not receive additional compensation for board participation.

In 2011, the compensation committee reviewed the director compensation program with Pearl Meyer & Partners, the board’s independent compensation consultant, including the competitiveness and appropriateness of the program.  On February 25, 2011, we implemented changes approved by the board to the compensation for non-employee directors.  Compensation for each non-employee director will remain the same for the 2011 fiscal year, except: (1) each non-employee director will again receive an annual grant of equity equal to $90,000 (such amount was paid in cash during the Chapter 11 restructuring process) and (2) the lead director will receive an additional fee of $30,000 per year (rather than the $25,000 fee received in 2010).  The 2011 annual grant of equity will be in the form of unrestricted stock, and the number of shares will be based on the closing price of our common stock on the date of grant.  On March 10, 2011, each non-employee director (except for Mr. Headrick and Ms. Catalano) received an annual grant of 5,614 shares of unrestricted stock.  Mr. Headrick received 969 shares of unrestricted stock, which grant was prorated from January 1, 2011 through March 4, 2011, the date he retired from the board.  Ms. Catalano received 4,645 shares of unrestricted stock, which grant was prorated from March 4, 2011, the date Ms. Catalano joined the board, through December 31,2011.

In order to create further alignment between our non-employee directors and our shareholders, on February 25, 2011, each non-employee director received a one-time RSU grant of 12,639:  50% of the RSUs vest on the first anniversary of the grant and 50% on the second anniversary of the grant.  Ms. Catalano, who joined the board on March 4, 2011, received the one-time RSU grant on March 10, 2011.

Chemtura does not provide pension benefits for directors.  On December 19, 2008, the committee approved the Chemtura Corporation Non-Employee Directors Deferral Plan (the “Directors Deferral Plan”), effective January 1, 2009.  A director may elect to receive distributions from the deferral account at a specified distribution date.  Any unpaid amounts will be paid to a director upon certain events, including death, disability, or a change-in-control of Chemtura, but not upon separation from service.  The 2010 Long-Term Incentive Plan (the “2010 LTIP”) also allows non-employee directors to defer the receipt of equity.  A director may elect to receive the deferred equity upon a specified distribution date.  Any undistributed equity will be paid to a director upon certain events, including death, disability or a change-in-control of Chemtura, but not upon separation from service.  All deferrals by non-employee directors under the Directors Deferral Plan or the 2010 LTIP are intended to comply with the requirements of Section 409A of the Internal Revenue Code, as amended.  All deferrals by non-employee directors under the Directors deferral Plan or the 2010 LTIP are intended to comply with the requirements of Section 409A of the Internal Revenue Code, as amended.

2010 Director Compensation Table

The following table presents information regarding the compensation paid to non-employee directors for services rendered in 2010.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Nigel D. T. Andrews	189,500	5,627	–	–	–	–	195,127
Timothy J. Bernlohr	15,826	–	–	–	–	–	15,826
Jeffrey D. Benjamin	13,777	–	–	–	–	–	13,777
Alan S. Cooper	14,059	–	–	–	–	–	14,059
James W. Crownover	180,000	–	–	–	–	–	180,000
Jonathan F. Foster	13,282	–	–	–	–	–	13,282
Martin M. Hale	179,500	5,627	–	–	–	–	185,127
Roger L. Headrick	213,168	–	–	–	1,036	–	214,204
Burton M. Joyce	172,000	–	–	–	–	–	172,000
Bruce F. Wesson (4)	197,500	6,603	–	–	1,331	22,500	227,934
John K. Wulff (5)	179,500	–	–	–	–	–	179,500

(1)
The amounts reported in this column comprise compensation earned or paid in 2010.  Messrs. Andrews, Hale, Joyce and Wesson ceased to serve on our board on November 10, 2010.  The cash compensation for Messrs. Benjamin, Bernlohr, Cooper and Foster was prorated from November 10, 2010, the date they were appointed to the board, through December 31, 2010.  The $90,000 cash disbursement that replaced the $90,000 RSU grant was paid in equal quarterly installments of $22,500.  This amount was not prorated for Messrs. Benjamin, Bernlohr, Cooper and Foster.

(2)
The $5,627 reported in the Stock Awards column for Messrs. Andrews and Hale represent 363 shares of restricted stock issued to them on November 10, 2010 when they ceased serving on the board.  The $6,603 in the Stock Awards column for Mr. Wesson represents 426 shares of restricted stock issued to him on November 10, 2010 when he ceased serving on the board.

(3)
Under the Crompton Corporation Directors Deferred Compensation Plan, as amended on January 30, 2001 (the “2001 Deferral Plan”), non-employee directors may elect to defer a portion of their compensation and receive such compensation in shares of Chemtura stock.  This plan was suspended in 2004.  The amounts reported in this column comprise the gain in each account.

(4)
The $22,500 reported in the All Other Compensation column for Mr. Wesson represents a pre-petition claim in the amount of $22,500 for fees earned in 2009 but not paid due to the Chapter 11 filing.  The pre-petition claim was paid to Mr. Wesson upon our emergence from Chapter 11 in accordance with the Plan.

(5)
On November 10, 2010, Mr. Wulff’s responsibilities on the board changed and his fees were increased by $2,543.  Accordingly, an adjustment of $2,543 was made to first quarter 2011 fees earned by Mr. Wulff.

Equity Interests of Non-Employee Directors

The following table presents the number of outstanding and unexercised option awards and the number of outstanding vested and unvested stock awards held by each of our non-employee directors as of December 31, 2010:

Name	Number of Shares Subject to Outstanding Options as of 12/31/10	Number of Stock Awards as of 12/31/10 (1)

Jeffrey D. Benjamin	-	-
Timothy J. Bernlohr	-	-
Alan S. Cooper	-	-
James W. Crownover	-	363
Jonathan F. Foster	-	-
Roger L. Headrick	-	974
John K. Wulff	-	-

(1)
The restricted stock reported in this column vested upon grant and will be distributed when the director’s service on the board terminates.  Mr. Headrick received 974 shares of restricted stock upon his retirement from the board on March 4, 2011.

Related Person Transactions

We review relationships and transactions in which Chemtura and our directors, executive officers, or nominees for director or their immediate families or a greater than 5% owner of our stock are participants to determine whether such related parties have a direct or indirect material interest.  Chemtura’s legal staff is primarily responsible for the development and implementation of processes to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to a related party are disclosed.  In addition, Chemtura’s executive committee, comprising senior executives of Chemtura, is responsible for reviewing and approving related party transactions.  In the course of its review of a disclosable related party transaction, the executive committee considers, among other things (i) the nature of the related party’s interest in the transaction; (ii) the material terms of the transaction, including the amount and type of transaction; (iii) the importance of the transaction to the related party; (iv) the importance of the transaction to Chemtura; and (v) any other matters the executive committee deems appropriate.  Other than under its code of business conduct, Chemtura does not maintain a written related-party transaction policy.  Except as described below, there were no related-party transactions in 2010.

On March 18, 2009, Chemtura filed for Chapter 11 protection.  On April 29, 2009, Raymond E. Dombrowski, Jr. was appointed Chief Restructuring Officer of Chemtura.  The appointment of a Chief Restructuring Officer (“CRO”) was a condition to our Debtor in Possession Credit Facility.  Chemtura emerged from Chapter 11 on November 10, 2010.  Mr. Dombrowski served as CRO, and was considered an executive officer of Chemtura, until his resignation on December 10, 2010. In connection with this appointment, we entered into a letter agreement, dated as of March 18, 2009 (the “Letter Agreement”) with Alvarez & Marsal North America, LLC (“A&M”) which provided for Mr. Dombrowski’s appointment as CRO and to compensate A&M for Mr. Dombrowski’s services on a monthly basis at a rate of $150,000 per month and incentive compensation in the amount of $3 million payable upon the earlier of (a) the consummation of a Chapter 11 plan of reorganization or (b) the sale, transfer, or other disposition of all or a substantial portion of the assets or equity of Chemtura.  A&M is a financial advisory and consulting firm specializing in corporate restructuring. The Letter Agreement and Mr. Dombrowski’s appointment as CRO were approved by the Bankruptcy Court.  Chemtura paid total fees of approximately $6 million to A&M during 2010. Mr. Dombrowski was independently compensated pursuant to arrangements with A&M. Mr. Dombrowski did not receive any compensation directly from Chemtura and did not participate in any of our employee benefit plans.  On November 11, 2010, the Letter Agreement was terminated and we entered into a new letter agreement (the “New Letter Agreement”) with A&M which governs any consulting services provided by A&M going forward.  The New Letter Agreement sets forth the rates at which consulting services may be provided, and does not provide for any fixed or monthly fees.

Executive Compensation

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation, Discussion and Analysis (“CD&A”) contained in this proxy statement.  The compensation committee recommended to the board of directors that the CD&A be included in this proxy statement.

The Compensation Committee of the Board of Directors

Jonathan F. Foster, Chair
Anna C. Catalano
Timothy J. Bernlohr
James W. Crownover

The report of the compensation committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Compensation, Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers (including our Chief Executive Officer, Chief Financial Officer and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth below.

Executive Summary

This executive summary highlights core principles of our executive compensation programs, the approach followed by the compensation committee (the “committee”) and key actions and decisions in 2010.

The Year in Review. On March 18, 2009, we filed for protection under Chapter 11 of the Bankruptcy Code.  Most of the compensation policies and decisions concerning our 2010 named executive officers were made during the pendency of our Chapter 11 reorganization by our compensation committee and approved by the Bankruptcy Court after discussions with the various stakeholders in our Chapter 11 cases.  During this period, the board and our executive team were focused in large part on meeting the challenges of emerging from Chapter 11.  Our compensation program took into account the difficult economic and operational conditions and personal demands that management faced and was designed to incentivize management to develop and implement a plan of reorganization, lead us through our Chapter 11 reorganization, maximize the value of Chemtura and deliver superior performance.  On November 10, 2010, we emerged from Chapter 11, improved our financial health by reorganizing our capital structure, and met or exceeded our financial objectives while continuing to focus on our business and customers.

During 2010, our named executive officers provided significant leadership in stabilizing our business operations, obtaining sufficient liquidity to operate our business, developing a plan of reorganization for our emergence, securing $1.025 billion in exit financing to finance our plan of reorganization and future growth strategies and leading our emergence from Chapter 11.  We have emerged from Chapter 11 a stronger, leaner and better capitalized company by achieving the following:

•
Significantly reduced indebtedness with improved liquidity. As of December 31, 2010, we had $751 million of total consolidated indebtedness, $201 million of cash and cash equivalents and $275 million of lending commitments under our new five-year senior secured revolving credit facility (the “ABL Facility”) which also permits us to enter into a foreign asset-based financing arrangement.  The $275 million ABL facility was un-drawn other than to support the issuance of $12 million in letter of credit obligations.  For comparison, as of December 31, 2009, we had over $1.4 billion of total consolidated indebtedness.

•
Improved cost structure. We have significantly improved our cost structure over the past two years and reduced our cash fixed costs substantially compared to prior years.  From December 31, 2007 through the end of 2010, we reduced our workforce by approximately 900 employees, including the transfer of employees as part of the sale of the PVC additives business and a reduction of over 400 professional and administrative positions.  Since the end of 2007, we have significantly reduced our underperforming assets by closing or selling 6 plants and moving to third-party warehousing in a number of our businesses.  These actions have eliminated underperforming assets and reduced fixed costs or made them variable.  We will continue to manage our costs and improve the efficiency of our operations in 2011 and beyond.

•	Reduced environmental and other liabilities. Following our emergence from Chapter 11, we discharged a significant amount of our environmental and contingent liabilities.

While leading our emergence from Chapter 11, our named executive officers also positioned us for long term growth and margin expansion through many actions as described in our annual report to shareholders.

Core Principles.  We operate in a competitive and challenging industry.  We believe that the executive compensation programs for our named executive officers should be designed to:

•	provide a competitive level of total compensation necessary to attract and retain talented and experienced executives with pay commensurate with performance;

•	appropriately motivate them to drive our short- and long-term growth;

•	help deliver long-term total return to our shareholders; and

•	mitigation against excessive risk.

Our primary goal in 2010 for executive compensation was to continue to motivate and attract highly qualified executives focused on leading us through our Chapter 11 restructuring and delivering superior performance. Our executive compensation programs require each named executive officer to demonstrate exceptional individual performance and to contribute as a member of the team to our overall success. Our executive compensation programs are designed to achieve the following objectives:

•
Pay-for-Performance: In order to ensure that the actual compensation realized by our named executive officers is directly linked to individual, business unit and company-wide performance, our executive compensation programs are structured with a significant portion of variable or at-risk cash and equity compensation.

•
Alignment:  Our executive compensation programs are designed to align the interests of the named executive officers with those of our shareholders both in the short-term and the long-term.  The annual cash incentive program rewarded executives for the achievement of specific financial and individual performance on an annual basis.  Our equity programs, combining stock options with time-based and performance-based RSUs, further aligned the interests of our named executive officers and shareholders in the creation of shareholder value over the long-term.

•
Market Competitiveness:   A key to our future success is the ability to assemble a team of highly qualified executives who can provide the leadership necessary to execute our business strategy over the shorter and longer term.  Our executive compensation programs have been designed to offer market competitive compensation that would allow us to attract a talented executive management team capable of meeting or exceeding our business objectives.

Compensation Approach.  The approach utilized by the committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles.  Our compensation approach is a multi-step process based on:

•	independent decision-making;

•	utilizing market data to appropriately target compensation levels;

•	consideration of the median compensation levels of our peer group;

•	following a consistent, rigorous target setting process; and

•	utilizing verification tools to ensure appropriate decisions are being made.

Key Decisions.  In keeping with current best practices, existing employment agreements with our named executive officers were amended on March 9, 2011 to (1) eliminate excise tax gross-up provisions and (2) remove the perquisite allowance from the calculation of the amount of severance an executive may be entitled to under the employment agreement.  On April 1, 2011, each of our named executive officers agreed to irrevocably and permanently waive their right to receive any Minimum Equity Award (as defined below) under their employment agreements.

Role of the Compensation Committee

The committee is primarily responsible for overseeing the overall compensation structure, policies and programs for our executive officers.  Our Chief Executive Officer (“CEO”) annually reviews the performance of each of the executive officers and recommends salary adjustments to the committee for approval as well as annual cash incentive compensation and equity compensation applying specific performance metrics that have been previously approved by the committee for the executive officers.  The CEO also recommends to the committee for approval discretionary cash bonuses to reward extraordinary performance and contributions to Chemtura.  Although the committee considers the CEO’s recommendations, it interacts with various members of senior management in the course of its duties and retains full discretion to set all compensation for executive officers including the CEO.  Regarding the CEO, the committee establishes and reviews the corporate goals and objectives relative to the CEO’s compensation and sets the CEO’s compensation based on an evaluation of the CEO’s performance against the previously established corporate goals and objectives.  The committee is comprised entirely of independent directors as defined under NYSE listing standards.  Under its charter, the committee has the discretion to retain outside legal, accounting and consulting services in discharging its duties.

How We Use Compensation Consultants

Since 2004, we have retained the services of Towers Watson & Co. (f/k/a Towers, Perrin, Foster & Crosby, Inc. (“Towers Watson”)), a management consulting firm, to advise the committee and Chemtura on executive compensation matters.  During 2010, Towers Watson attended several committee meetings on matters related to compensation for our executive officers, including assisting the committee and Chemtura in designing our executive compensation programs.  In 2010, fees paid to Towers Watson for these services totaled $2,893.  During 2010, the committee selected Pearl Meyer & Partners (“PM&P”) for executive and board compensation services after a competitive process.  In 2010, fees paid to PM&P for services provided to management and the committee totaled $47,785.

Management engaged Towers Watson to provide additional consulting services, including pension and actuarial consulting services, advice in connection with the sale of our PVC additives business and, in connection with our Chapter 11 cases, review, analysis and preparation of schedules and financial reports relating to our pension plans and other post-employment benefit plans.  In 2010, fees paid to Towers Watson for these services totaled $1,351,883.  Management also engaged PM&P to provide additional consulting services in connection with our Chapter 11 cases, including providing information, analysis and documentation to the creditors’ committee and other professionals regarding our executive compensation programs.  In 2010, fees paid to PM&P for these services totaled $69,996.  The committee did not approve these consulting services because PM&P was engaged by management prior to being engaged by the committee.

No member of the committee or any named executive officer has any affiliation with Towers Watson or PM&P.  From time to time, we have also retained the services of outside counsel to advise us on compensation matters.

Pay Levels and Benchmarking

Pay levels for executives are based on the following factors:

•	roles and responsibilities within Chemtura;

•	experience and expertise;

•	compensation levels in the marketplace for similar positions; and

•	performance of the individual and Chemtura as a whole.

When reviewing marketplace compensation for our executive officers, the committee considers publicly available information, such as the compensation disclosures of proxy statements from competitors as well as data from privately published compensation surveys focusing on other companies within the chemical industry and other relevant industries.  Analyses are prepared jointly by us and our consultants.  In 2010, to assist us in our compensation decisions, we prepared an analysis of executive compensation using proxy data from various published sources.  The data was adjusted to account for differences between Chemtura and the companies represented in the data, such as relative differences in revenues and scope of operations.

The committee reviews the companies that comprise the peer group each year to ensure that the peer group remains appropriate.  During 2010, the committee revised the peer group based on the companies that compete with us in the chemical industry and with which we compete for executive talent.  The companies in the peer group were identified based on industry, revenues, number of employees, total assets and market capitalization.  The committee determined that Airgas, Ashland, Eastman and Valspar should be removed from the peer group because total revenues and assets for these companies were not comparable to Chemtura.  The committee determined to add Ferro Corp. and Solutia Inc. because total revenues and assets were comparable to Chemtura.  For 2010, the peer group that the committee reviewed to ensure that our total compensation is within a reasonably competitive range included the following 15 companies:

Albermarle Corp.	FMC Corp.	Rockwood Holdings Inc.
Arch Chemicals, Inc.	Georgia Gulf Corp.	RPM International Inc.
Cabot Corp.	Lubrizol Corp.	Solutia Inc.
Cytec Industries Inc.	NALCO Holding Co.	W. R. Grace & Co.
Ferro Corp.	PolyOne Corp.	Westlake Chemical Corp.

The committee reviews the compensation practices of the companies in the peer group to design compensation programs to attract new executives in our highly competitive industry and to confirm proper levels of compensation for our named executive officers.  Although this compensation data, and in particular the median levels of compensation within our peer group, is considered by the committee in determining executive compensation, it is not the definitive factor in making such compensation decisions.  Other factors considered often include an executive’s experience, proficiency and sustained performance in their role.  Moreover, the committee does not adhere to strict formulas, benchmarking or its review of the compensation data described above to determine the mix of compensation elements.  Instead, the committee considers various factors in exercising its discretion to determine compensation, including the experience, expertise, responsibilities and performance of each named executive officer.

Components of Compensation

Prior to 2009, our compensation programs for named executive officers comprised four components:  base salary, annual performance-based cash incentive compensation, long-term equity incentive compensation and discretionary cash bonuses.  While in Chapter 11, our executive compensation programs were redesigned to reward the achievement of certain pre-determined financial goals and milestones in our Chapter 11 restructuring.  Our executive compensation programs also aimed to encourage our management team to position Chemtura to emerge from Chapter 11 as quickly as possible.  In order to achieve these objectives, the Bankruptcy Court approved and the committee adopted the 2010 Chemtura Corporation Management Incentive Program (the “2010 MIP”), an annual performance-based cash incentive program tied to the achievement of improving our cash flow and maximizing value for our stakeholders, and the EIP Settlement Plan, a stock-based compensation plan tied to value creation in connection with our emergence from Chapter 11.   The EIP Settlement Plan has two components:

•	2009 Emergence Incentive Plan; and

•	2010 Emergence Incentive Plan.

The Bankruptcy Court also approved the Emergence Award Plan.  As described more fully below, this plan is a performance-based long-term incentive plan that provides up to 1,000,000 shares for allocation among eligible participants, including our named executive officers, provided the EBITDA performance target is achieved during fiscal year 2011.  The 2009 Emergence Incentive Plan, the 2010 Emergence Incentive Plan and the Emergence Award Plan are sometimes collectively referred to as the “Emergence Plans.”

The 2010 compensation structure reflected our Chapter 11 status.  Our compensation programs for named executive officers consist of base salary, annual performance-based cash incentive compensation and long-term incentives tied to our emergence from Chapter 11.  The overall compensation program was also designed to attract executives with the appropriate experience and to mitigate the risks associated with joining a company in the process of a Chapter 11 restructuring.

To achieve our Core Principles and the compensation objectives described above, the compensation programs for our named executive officers in 2010 comprised the following components:

Base Salary: fixed pay that takes into account an individual’s roles and responsibilities, experience and expertise designed to provide a market competitive annualized base salary.

Annual Performance-Based Cash Incentive Compensation:  variable performance-based cash payments under our 2010 MIP designed to reward the achievement of pre-established financial goals specifically tied to our Chapter 11 restructuring with target award opportunities and required business performance generally expressed as a percentage of base salary.

Emergence Incentive Compensation:  performance-based incentive awards under our Emergence Plans designed to attract key executives and employees, align the interests of our executives and employees with those of our stakeholders, maximize the value of Chemtura’s Chapter 11 estate, incentivize our executives to develop and implement a plan of reorganization, lead us through our Chapter 11 reorganization and motivate and reward exceptional performance through and beyond our emergence from Chapter 11 in the form of time-based RSUs and stock options.

A summary of each component of compensation is provided below.

Base Salary.  Base salary levels are reviewed annually by the committee as part of our annual performance management process, as well as upon promotions or other significant changes in job responsibility.  Base salaries are reviewed and adjusted by the committee with regard to:

•	individual performance of the executive;

•	internal review of the executive's compensation relative to others on the executive team;

•	new job responsibilities and promotions;

•	experience and expertise; and

•	market data provided by the analyses described above.

In the first quarter of 2010, the committee approved merit and market adjustment base salary increases of $25,000 for Ms. Flaherty and $25,000 for Mr. Swiech effective April 4, 2010.  Ms. Flaherty’s increase was directly related to her performance during 2009 as it related to the Chapter 11 proceedings and her demonstrated leadership in aggressively managing the Chapter 11 cases.  Additionally, Ms. Flaherty’s total compensation was reviewed against peer group data and was increased accordingly.  Mr. Swiech’s increase was directly related to his leadership in the Human Resources and corporate communications functions and various operational activities.  Additionally, Mr. Swiech’s total compensation was reviewed against peer group data and was increased accordingly.  In the first quarter of 2011, the committee approved, effective April 1, 2011, merit and market adjustment base salary increases for the following named executive officers:  Mr. Forsyth $15,000, Mr. Cross $10,000, Ms. Flaherty $28,000 and Mr. Swiech $35,000.  In each case, the committee considered the executive’s experience, proficiency and sustained performance in his or her role, as well as his or her total compensation relative to the peer group in deciding to make the base salary adjustments.

Annual Performance-Based Cash Incentive Compensation.  The Chemtura Corporation 2005 Short-Term Incentive Plan (the “2005 STIP”) was approved by our shareholders in 2005 (known as the Crompton Corporation plan at the time of shareholder approval). The 2005 STIP granted the committee the authority to develop annual cash and equity incentive programs designed to reward key employees for the attainment of pre-established, objective performance goals.  The 2010 Chemtura Corporation Short-Term Incentive Plan became the successor plan as part of the Plan and is substantially the same as the 2005 STIP.

The Chemtura Corporation Management Incentive Program (“MIP”) is an annual performance-based cash incentive program. The 2010 MIP provides each participant, including named executive officers, with an opportunity to earn cash compensation in the form of an annual cash incentive based on the attainment of pre-established financial performance goals specifically tied to our Chapter 11 restructuring (the “MIP Award”).  Participants in the 2010 MIP fall into one of four groups:  Executive Participants, Executive Vice Presidents of Performance or Engineered Products Participants, Function Participants and Business Participants, as determined by the committee and, where applicable, the board.  Some participants may be allocated or split between function and business or multiple business units depending on their positions.  Each MIP participant was assigned an incentive opportunity expressed as a percentage of base pay (the “Target Percentage”).  A participant’s final MIP Award payment is calculated by multiplying the Target Percentage by the applicable award percentage based on the actual results achieved for the applicable performance goal, and may range from 0% up to a maximum of 200% of the Target Percentage.  That figure is then subject to adjustment up or down based on Chemtura’s or the assigned Business Unit’s safety performance over the performance period, as determined by reference to Chemtura’s or the assigned Business Unit’s Total Recordable Case Rate (“TRCR”).  Recordable cases refer to recordable injuries in the workplace.  The TRCR, as defined by OSHA, is calculated by multiplying the number of recordable cases by 200,000 and dividing that number by the number of labor hours at Chemtura.  The committee has the discretion to further adjust each participant’s MIP Award up or down, based on its assessment of any personal, function or other performance it determines should be considered, subject to Internal Revenue Code Section 162(m)(as further described below under “Tax and Accounting Considerations”).

The 2010 MIP Target Percentages established by the board for Mr. Rogerson and by the committee for our other named executive officers were:  Mr. Rogerson 100%; Mr. Forsyth 70%; Mr. Cross 70%; Mr. Swiech 50%; and Ms. Flaherty 50%.

2010 Performance Measures.  For 2010, the performance measures used to determine the MIP payouts included consolidated earnings before interest, taxes, depreciation expense and amortization expense, and adjusted for certain special items as described in the 2010 MIP (“Consolidated EBITDA”), Consolidated Days Sales Outstanding (“DSO”) and Consolidated Days Cost in Inventory (“DCI”).  Consolidated EBITDA was established by the committee as a performance metric to incentivize management to improve cash flow and to meet or exceed the financial covenants in our Debtor-in Possession Credit Facility (the credit facility obtained while we were in Chapter 11).  DSO and DCI measure the time it takes to convert working capital into cash.  DCI measures the average number of days that it takes to turn inventory into sales.  DSO measures the average number of days that it takes to collect receivables after revenue has been recognized.  The lower the DSO and DCI, the more efficient we are managing our working capital.  DSO and DCI were established by the committee as performance metrics to incentivize management to improve the management of our working capital.  DSO and DCI are measured at the end of each quarter against pre-established quarterly DSO and DCI performance metrics.

Cash awards under the 2010 MIP for Executive Participants are based on and weighted as follows:  Consolidated EBITDA (weighted 70%), Consolidated DSO (weighted 15%) and Consolidated DCI (weighted 15%).  All awards also include a safety multiplier of 0.9%, 1.0% or 1.1% based on performance against the TRCR safety metric.

The committee approved threshold, target and maximum Consolidated EBITDA, DSO and DCI performance goals.  For named executive officers, there would be no payout under the 2010 MIP unless threshold performance under the Consolidated EBITDA performance metric is achieved.  Once performance exceeds the minimum threshold level for Consolidated EBITDA, the 2010 MIP is funded from 1% to 200% of target performance depending on the level of actual performance achieved.  Results between threshold and target and results between target and maximum are interpolated on a straight line basis.

The following table sets forth the threshold, target and maximum levels for Consolidated EBITDA applicable to the 2010 MIP awards for Messrs. Rogerson, Forsyth, Cross, Swiech and Ms. Flaherty as approved by the board for Mr. Rogerson and by the committee for our other named executive officers, and the actual Consolidated EBITDA achieved in 2010:

Performance Metric	Threshold (in millions)	Target (in millions)	Maximum (in millions)	Actual Results (in millions)
Consolidated EBITDA	$264.5	$310	$350	$320

The following table sets forth the threshold, target and maximum levels for Consolidated DSO and DCI applicable to the 2010 MIP awards for Messrs. Rogerson, Forsyth, Cross, Swiech and Ms. Flaherty as approved by the board for Mr. Rogerson and by the committee for our other named executive officers, and the actual Consolidated DSO and DCI achieved in 2010:

Performance Metric	Threshold (days)	Target (days)	Maximum (days)	Actual Results (days)
Consolidated DSO Q1 2010	85	80	71	77.2
Consolidated DSO Q2 2010	77	72	66	65.8
Consolidated DSO Q3 2010	71	66	61	63.0
Consolidated DSO Q4 2010	74	69	64	64.7
Consolidated DCI Q1 2010	122	113	105	99.7
Consolidated DCI Q2 2010	104	96	90	77.9
Consolidated DCI Q3 2010	102	95	88	87.8
Consolidated DCI Q4 2010	105	97	91	91.9

In 2010, Consolidated EBITDA exceeded the Consolidated EBITDA target performance goal and, therefore, this component was funded at 129%.  Consolidated DSO, as measured quarterly in 2010, was funded at an average of 172%.  Consolidated DCI, as measured quarterly in 2010, was funded at an average of 196%.  The 2010 MIP awards were not adjusted upward or downward based upon Chemtura’s TRCR safety multiplier of 1.0 or other factors that the committee may consider.  The 2010 MIP cash incentive awards approved by the committee for Messrs. Rogerson, Forsyth, Cross, Swiech and Ms. Flaherty were as follows:

Craig A. Rogerson	$1,454,625
Stephen C. Forsyth	483,663
Chet C. Cross	386,000
Alan M. Swiech	218,194
Billie S. Flaherty	254,559

2011 Performance Measures. On March 3, 2011, the committee approved the 2011 Management Incentive Plan (the “2011 MIP”) to be established under the 2010 STIP.  The 2011 MIP is similar in design to the 2010 MIP.  For 2011, the performance measures to be used to determine any payouts are Consolidated EBITDA, as adjusted for certain special items as provided in the plan, Consolidated DSO and Consolidated DCI, achievement of specific safety results and an assessment of individual performance.  The 2011 MIP Target Percentages established by the committee for our named executive officers are:  Mr. Rogerson 100%; Mr. Forsyth 70%; Mr. Cross 70%; Mr. Swiech 50%; and Ms. Flaherty 50%.

Emergence Incentive Compensation.  Our long-term incentive Emergence Plans, which were approved by the Bankruptcy Court in 2009 and 2010, were designed to attract key executives and employees, align the interests of our executives and employees with those of our stakeholders, maximize the value of Chemtura’s Chapter 11 estate, incentivize our executives to develop and implement a plan of reorganization, lead us through our Chapter 11 reorganization and motivate and reward exceptional performance through and beyond our emergence from Chapter 11.  Many of those objectives were achieved upon our emergence from Chapter 11 on November 10, 2010.

On our emergence from Chapter 11, we implemented the Chemtura Corporation 2010 Long-Term Incentive Plan (the “2010 LTIP”).  The 2010 LTIP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, stock units, bonus stock, performance awards, share awards, restricted stock and RSUs.  No awards could be granted under the 2010 LTIP until the effectiveness of the Plan.  Our directors, officers and other employees, as well as others performing services for us, are eligible to receive grants under the 2010 LTIP.  On emergence, the 2010 LTIP reserved 11 million shares of new common stock.  As described more fully below, on our emergence from Chapter 11, we implemented the following stock-based compensation plans:

1.	The EIP Settlement Plan, including the 2009 Emergence Incentive Plan and the 2010 Emergence Incentive Plan; and

2.	The Emergence Award Plan

The 2009 Emergence Incentive Plan

The 2009 Emergence Incentive Plan (the “2009 EIP”), which was implemented on the Emergence Date pursuant to the EIP Settlement Plan, provided the opportunity for participants to earn an award that would be granted upon our emergence from Chapter 11 in the form of time-based restricted stock units and/or stock options, or in another form of consideration.  The number of employees included in the 2009 EIP and the size of the award pool was based upon the achievement of Consolidated EBITDA for the trailing twelve month period ending March 31, 2010 (the “Consolidated EBITDA Performance Target”).

In determining the value of grants to be made under the 2009 EIP, the board and the committee considered data regarding median total compensation at our peer companies provided by PM&P as well as the difficult economic and operational conditions and personal demands that management faced during the Chapter 11 reorganization.  On September 11, 2009, the following values, determined at the time of grant, were established by the board for Mr. Rogerson and by the committee for our other named executive officers for any award made under the 2009 EIP:

Craig A. Rogerson	$2,500,000
Stephen C. Forsyth	625,000
Chet C. Cross	200,000
Alan M. Swiech	300,000
Billie S. Flaherty	350,000

Consolidated EBITDA for the trailing twelve month period ending March 31, 2010 was $285 million, exceeding the Consolidated EBITDA Performance Target of $200 million.  Awards under the 2009 EIP were based on a share price of $15.50, the closing price of our common stock on the date of grant, and were divided so that RSUs and stock options each represented 50% of the total value.   As a result, on the Emergence Date, Messrs. Rogerson, Forsyth, Cross, Swiech and Ms. Flaherty were granted the following equity awards:

Name	RSUs	Stock Options
Craig A. Rogerson	105,225	183,223
Stephen C. Forsyth	26,306	45,805
Chet C. Cross	8,418	14,658
Alan M. Swiech	11,575	20,154
Billie S. Flaherty	13,679	23,819

The RSUs and stock options vest in three equal installments: on the date of grant, March 31, 2011 and March 31, 2012.

The 2010 Emergence Incentive Plan

The 2010 Emergence Incentive Plan (“2010 EIP”), which was implemented on the Emergence Date pursuant to the EIP Settlement Plan, provides the opportunity for participants to earn an award that would be granted upon our emergence from Chapter 11 in the form of time-based RSUs and/or stock options or in another form of consideration.  Awards under the 2010 EIP will be settled no later than March 15, 2011.  The number of employees included in the 2010 EIP and the size of the award pool are based upon the achievement of Consolidated EBITDA for the trailing twelve month period ending December 31, 2010 (the “Consolidated EBITDA Performance Target”).  The Consolidated EBITDA Performance Target for Messrs. Rogerson, Forsyth, Cross, Swiech and Ms. Flaherty was $260 million.  The 2010 EIP also provides for an award pool valued at approximately $750,000 that the committee and/or Chemtura can utilize, at its discretion, for new hires and promotions during the pendency of the Chapter 11 proceedings.

With the exception of Mr. Cross, the board and the committee determined that the value of the grants to be made under the 2010 EIP should be the same as were awarded under the 2009 EIP.  Mr. Cross’ award was increased from $200,000 to $500,000 because his 2009 EIP award was only for a partial year of service.  On June 1, 2010, the following values, determined at the time of grant, were established by the board for Mr. Rogerson and by the committee for Messrs. Forsyth, Cross, Swiech and Ms. Flaherty for any award made under the 2010 EIP:

Craig A. Rogerson	$2,500,000
Stephen C. Forsyth	625,000
Chet C. Cross	500,000
Alan M. Swiech	300,000
Billie S. Flaherty	350,000

Consolidated EBITDA for the trailing twelve month period ending December 31, 2010 was $320 million, exceeding the Consolidated EBITDA Performance Target of $260 million.  Awards under the 2010 EIP were based on a share price of $16.03, the closing price of our common stock on the date of grant, and were divided so that RSUs and stock options each represented 50% of the total value.  As a result, on March 10, 2011, Messrs. Rogerson, Forsyth, Cross, Swiech and Ms. Flaherty were granted the following equity awards:

Name	RSUs	Stock Options
Craig A. Rogerson	77,979	151,332
Stephen C. Forsyth	19,495	37,833
Chet C. Cross	15,596	30,266
Alan M. Swiech	9,357	18,160
Billie S. Flaherty	10,917	21,186

The RSUs and stock options vest in three equal installments: on the date of grant, March 31, 2012 and March 31, 2013.

The Emergence Award Plan

The Emergence Award Plan (“EAP”), which was implemented on the Emergence Date, provides designated participants, including our named executive officers, with the opportunity to receive fully vested shares of common stock based upon Chemtura’s achievement of specified Consolidated EBITDA during fiscal year 2011, subject to a participant’s continued employment with Chemtura on the date the level of achievement of EBITDA is determined (the “Determination Date”).  The EAP specifies three different EBITDA targets:  threshold, hurdle and maximum.  No shares will be distributed unless the threshold EBITDA target is achieved.  If the maximum EBITDA target is achieved, the total units distributed will be 1 million shares.  Participants will receive 1% of their maximum award for each $1 million by which the threshold EBITDA target is exceeded; 25% of their maximum award plus 2% for each $1 million by which the hurdle EBITDA target is exceeded (up to 75% total); and 100% of their maximum award if the maximum EBITDA target is exceeded.  In the event of a participant’s death or disability prior to the Determination Date, a participant will retain a pro-rata number of units based upon the number of full or partial months he or she was employed by us during 2011.  On March 3, 2011, the committee approved the following award opportunities for our named executive officers if the hurdle EBITDA target is met, the maximum EBITDA target is met but not exceeded and the maximum EBITDA target is exceeded, respectively, as of December 31, 2011:

Name	Hurdle Shares	Maximum Met Shares	Maximum Exceeded Shares
Craig A. Rogerson	51,954	155,861	207,814
Stephen C. Forsyth	12,988	38,965	51,953
Chet C. Cross	10,391	31,172	41,563
Alan M. Swiech	6,235	18,704	24,938
Billie S. Flaherty	7,274	21,821	29,094

Discretionary Cash Bonus. There were no discretionary cash bonuses awarded to our named executive officers for 2010.

Other Compensation Elements

Savings Plans: Executive officers are eligible to participate in the Chemtura Corporation Employee Savings Plan, a 401(k) tax qualified savings plan generally available to all U.S.-based Chemtura employees (the “401(k) Plan”).  The 401(k) Plan includes a flat Company contribution in the amount of 3% of each employee's eligible compensation up to certain limits imposed by the Internal Revenue Code.  The 401(k) Plan was amended by the board of directors to eliminate this flat 3% contribution, effective January 1, 2009.  The 401(k) Plan participants, including executives, remain eligible to receive a dollar-for-dollar match on their personal contributions, up to a maximum of 6% of their eligible compensation, subject to certain limits imposed by the Internal Revenue Code.  Executive officers are also eligible to participate in Chemtura’s Supplemental Savings Plan.  This program is designed to provide benefits similar to the benefits available under the 401(k) Plan for eligible compensation that is above the limits imposed by the Internal Revenue Code on contributions to the 401(k) Plan.  These savings plans are the only retirement programs available to our executive officers.  The savings plans described above are offered to our executive officers to provide competitive compensation opportunities similar to those that are commonly made available by other companies in our industry.

Perquisite Allowance:  During 2010, our named executive officers were provided with a fixed perquisite allowance. The perquisite allowance is $75,000 for the CEO, $32,000 for Executive Vice Presidents and $16,000 for Senior Vice Presidents.  At the executive’s discretion, the perquisite allowance is used for, among other things, club membership, financial planning services, automobile expenses and other expenses.  The allowance is not grossed up for taxes.  The perquisite allowance replaced our past practice of reimbursing executive officers for individual perquisite expenses.  The committee believes that the perquisite allowance combined with base salary offers our named executive officers a market competitive compensation element that allows us to attract and retain key executives.

Stock Ownership Guidelines.  The committee believes that stock ownership by management closely aligns the interests of management with those of our shareholders.  Accordingly, prior to our Chapter 11 cases, the committee established stock ownership guidelines for senior management, including our named executive officers.  The guidelines require our senior management, including named executive officers, to achieve equity ownership targets based upon a multiple of current base salary ranging from two times base salary to five times base salary depending on the position.  The stock is valued at the higher of the current market price or the average of the five previous closing prices on the last day of fiscal year 2008.  The committee expected our named executive officers to achieve the equity targets within five years of hire or promotion to an eligible position although the five year period had not expired for any of our named executive officers.  As of December 31, 2008, our named executive officers had not yet achieved their equity ownership targets.  There are no penalties for failing to achieve the equity targets.  The stock ownership guidelines were suspended in 2009 because of our Chapter 11 restructuring.  The committee expects to review the stock ownership guidelines in 2011.

Employment Agreements with our Named Executive Officers

We have employment agreements with each of our named executive officers which provide certain severance and change in control benefits.  The employment agreements were approved by the Bankruptcy Court and subsequently amended on March 9, 2011 to (i) eliminate the excise tax gross-up provisions and (ii) remove the perquisite allowance from the calculation of the amount of severance an executive may be entitled to under the employment agreement.  On April 1, 2011, each of our named executive officers agreed to irrevocably and permanently waive their right to receive any Minimum Equity Award (as defined below).  The employment agreements, and the benefits provided thereunder, are described in detail under “Employment Agreements.”  The committee believes that these employment agreements are an important element of our executive officers’ compensation packages in order to be competitive with other companies that compete with us for executive officer talent.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the CEO and the three other most highly compensated executive officers (other than our principal financial officer) are not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation” that has been disclosed to and approved by shareholders.  Performance-based compensation qualifying under Section 162(m), among other requirements, must be payable only upon the attainment of pre-established, objective performance goals that were established by a board committee consisting only of “outside directors.”  The committee's policy is to maximize deductibility to the extent possible while maintaining flexibility in compensating executive officers in a manner designed to promote varying corporate goals.  Accordingly, we have submitted relevant plans for shareholder approval.  However, if following the requirements of Section 162(m) would not be in the best interests of Chemtura, the committee may exercise discretion to pay nondeductible compensation.  Accordingly, in the future, the committee will use its discretion to determine whether to make awards that satisfy the “qualified performance-based” requirements of Section 162(m) in order to maximize tax deductibility of executive compensation while balancing the interests of our shareholders and the most appropriate methods and approaches for the design and delivery of compensation to our named executive officers.

When determining amounts and forms of compensation grants to executive officers and employees, the committee considers the accounting cost associated with the grants.  The accounting expense of equity awards to employees is calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“ASC 718”).  For a discussion of the assumptions and methodologies used to calculate the expense of equity awards, see Note 14 – Stock Incentive Plans to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash expense associated with them.

Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives and disallows a tax deduction by Chemtura for severance and other payments made to certain executives in connection with a change-in-control, to the extent the payments exceed specified limits in the Internal Revenue Code.  We have designed our severance and change-in-control arrangements to minimize the penalties under Section 280G.

Section 409A of the Internal Revenue Code imposes, among other things, additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A.  In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause deferred compensation payable under such plans and agreements to comply with or be exempt from the requirements of Section 409A.

Summary Compensation Table

The table below presents information as of December 31, 2010, 2009 and 2008 regarding compensation earned by or awarded to each of our named executive officers for services rendered in 2010, 2009 and 2008.  These officers consist of the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers as of December 31, 2010:

Name of Executive and Principal Position	Year	Base Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Stock Options ($)(3)	Non-Equity Incentive ($)(4)	Change in Value of Nonqualified Deferred Compensation ($)(5)	All Other Compensation ($)(6)	Total
Craig A. Rogerson	2010	1,000,000	-	1,630,988	1,416,314	1,454,625	1,760	208,214	5,711,901
Chairman, President and CEO	2009	1,000,000	-	-	-	1,057,125	128	195,882	2,253,135
	2008	53,846	-	-	207,000	-	-	4,039	264,885
Stephen C. Forsyth	2010	475,000	-	407,743	354,073	483,663	22,402	80,818	1,823,699
EVP & Chief Financial Officer	2009	475,000	-	-	-	351,494	33,067	66,025	925,586
	2008	474,904	50,000	387,450	459,000	-	-	85,472	1,456,826
Alan M. Swiech	2010	293,461	-	179,413	155,790	218,194	-	367,922	1,214,780
SVP, Human Resources and	2009	269,550	-			145,355	-	29,503	444,408
Supporting Services	2008	216,000	25,000	40,467	47,940	-	-	19,049	348,456
Chet H. Cross	2010	371,231	-	130,479	113,306	386,000	-	44,282	1,045,298
EVP Group President, Engineered			-	-	-	-	-	-	-
and Performance Ind. Products			-	-	-	-	-	-	-
Billie S. Flaherty	2010	343,461	-	212,025	184,121	254,559	-	31,725	1,025,891
SVP, General Counsel and	2009	319,500	-	-	-	171,783	-	29,675	520,958
Secretary	2008	266,000	-	100,737	119,000	-	-	20,700	506,437

(1)
Amounts reported in this column include amounts deferred under the 401(k) Plan and Chemtura’s non-qualified Supplemental Savings Plan (the “SSP”).  Messrs. Rogerson and Forsyth each participated in both the 401(k) Plan and the SSP.  Ms. Flaherty and Messrs. Cross and Swiech participated only in the 401(k) Plan.  Chemtura contributions to both the 401(k) Plan and the SSP are reported in the Company Contributions to Defined Contribution Plans column in the All Other Compensation Table below and in the All Other Compensation column in the Summary Compensation Table above.  Company contributions to the SSP also are reflected in the Non-Qualified Deferred Compensation Table below.  Mr. Rogerson was hired as Chairman, President and Chief Executive Officer on December 9, 2008.  The amounts reported in 2008 for Mr. Rogerson for Base Salary and All Other Compensation reflect the amounts actually received on account of services performed in 2008.

(2)	Amounts reported in this column are discretionary cash bonus payments earned in 2008 that were not subject to pre-established performance measures.

(3)
Chemtura did not grant stock options or RSUs to the named executive officers in 2009.  In accordance with new SEC rules, we recalculated the amounts shown in these columns to reflect the aggregate grant date fair value, calculated in accordance with ASC 718, excluding the effect of estimated forfeitures, and, with respect to the performance-based RSUs, based upon the probable outcome of the performance conditions on the grant date.  For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see “Stock Incentive Plans”, Note 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”).

(4)
Amounts reported in this column are annual performance-based cash incentives under our MIP that are subject to pre-established performance measures.  In 2011, based on the achievement of 2010 performance targets, as discussed in the CD&A in the section entitled Annual Performance-Based Cash Incentive Compensation, the committee approved payment of the amounts shown as cash incentive awards under the 2010 MIP.

(5)
Amounts reported in this column comprised earnings to the SSP accounts of the named executive officers.  In addition, in 2008 Mr. Forsyth had a loss of $39,362 to his SSP account which is not reflected in this table.

(6)	See All Other Compensation Table below for additional information pertaining to amounts shown in this column.

2010 All Other Compensation

Name of Executive	Company Contribution to Defined Contribution Plans ($)(1)	Perquisite Allowance ($)(2)	Personal Umbrella Insurance ($)	Relocation Benefits ($)(3)	Tax Gross up & Reimbursement ($)(4)	Total
C. A. Rogerson	123,427	75,000	1,850	4,800	3,137	208,214
S. C. Forsyth	47,793	32,000	1,025	-	-	80,818
A. M. Swiech	17,022	16,000	1,025	203,753	130,122	367,922
C. H. Cross	12,408	31,262	612	-	-	44,282
B. S. Flaherty	14,700	16,000	1,025	-	-	31,725

(1)
Amounts reported in this column include Company contributions to the 401(k) Plan and the SSP. For further discussion of the 401(k) Plan and SSP, see Other Compensation Elements in CD&A and Additional Information Regarding the Supplemental Savings Plan following the Non-Qualified Deferred Compensation Table below.

(2)
For 2010, each of the named executive officers received a perquisite allowance. At the executive’s discretion, the perquisite allowance is used for, among other things, club membership, financial planning services, automobile expense and other expenses. The allowance is not grossed up for taxes. The perquisite allowance replaced our past practice of reimbursing executives for individual perquisite expenses.  The perquisite allowance is $75,000 for the CEO, $32,000 for Executive Vice Presidents and $16,000 for Senior Vice Presidents.

(3)
The amount shown in this column for Mr. Swiech represents relocation benefits paid in connection with his relocation from Middlebury, CT to our corporate headquarters in Philadelphia, PA.  The relocation benefits included reimbursement of (i) moving expenses; (ii) home sale/purchase expenses; and (iii) the loss incurred by Mr. Swiech on the sale of his home in Connecticut.

(4)	The tax gross up relates to relocation benefits furnished to Messrs. Rogerson and Swiech.

2010 Grants of Plan-Based Awards

The following table sets forth information regarding performance-based incentive compensation under the 2010 MIP and incentive compensation under the 2009 and 2010 EIP.

		Estimated Possible Payments Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)(2)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)	Full Grant Date Fair Value ($)(5)
C. A. Rogerson
2010 MIP	6/1/2010	10,000	1,000,000	2,000,000
2010 EIP	6/1/2010					2,500,000
2009 EIP	11/10/2010							105,225		15.50		1,630,988
2009 EIP	11/10/2010								183,223		15.50	1,416,314
S. C. Forsyth
2010 MIP	6/1/2010	3,325	332,500	665,000
2010 EIP	6/1/2010					625,000
2009 EIP	11/10/2010							26,306		15.50		407,743
2009 EIP	11/10/2010								45,805		15.50	354,073
A. M. Swiech
2010 MIP	6/1/2010	1,500	150,000	300,000
2010 EIP	6/1/2010					300,000
2009 EIP	11/10/2010							11,575		15.50		179,413
2009 EIP	11/10/2010								20,154		15.50	155,790
C. H. Cross
2010 MIP	6/1/2010	2,660	266,000	532,000
2010 EIP	6/1/2010					500,000
2009 EIP	11/10/2010							8,418		15.50		130,479
2009 EIP	11/10/2010								14,658		15.50	113,306
B. S. Flaherty
2010 MIP	6/1/2010	1,750	175,000	350,000
2010 EIP	6/1/2010					350,000
2009 EIP	11/10/2010							13,679		15.50		212,025
2009 EIP	11/10/2010								23,819		15.50	184,121

(1)
Amounts reported in this column represent the possible threshold, target and maximum payouts under the 2010 MIP.  The MIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant.  See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payouts to the 2010 MIP.  See also discussion of Annual Performance-Based Cash Incentive Compensation in CD&A.

(2)
Amounts reported in this column represent the values, determined at the time of grant, for any award made under the 2010 EIP to Messrs. Rogerson, Forsyth, Swiech, Cross and Ms. Flaherty.  The 2010 EIP provides the opportunity for participants to earn an award that was granted upon our emergence from Chapter 11 in the form of time-based RSUs and/or stock options, or in another form of consideration.  The number of employees included in the 2010 EIP and the size of the award pool are based upon Consolidated EBITDA for the twelve month period ended December 31, 2010.  See discussion of Emergence Incentive Compensation in CD&A.

(3)
Amounts reported in this column represent RSUs granted under the 2009 EIP.  The RSUs vest in three equal installments: on the date of grant, March 31, 2011 and March 31, 2012.  See discussion of Emergence Incentive Compensation in CD&A.

(4)
Amounts reported in this column represent stock options granted under the 2009 EIP.  The stock options vest in three equal installments including the date of grant, March 31, 2011 and March 31, 2012.  See discussion of Emergence Incentive Compensation in CD&A.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2010:

	Option Awards					Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexcercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
C. A. Rogerson	11/10/2010	61,074	122,149	15.50	11/10/2020	11/10/2010	70,150	1,120,997	-	-
S. C. Forsyth	11/10/2010	15,268	30,537	15.50	11/10/2020	11/10/2010	17,537	280,241	-	-
A. M. Swiech	11/10/2010	6,718	13,436	15.50	11/10/2020	11/10/2010	7,716	123,302	-	-
C. H. Cross	11/10/2010	4,886	9,772	15.50	11/10/2020	11/10/2010	5,612	89,680	-	-
B. S. Flaherty	11/10/2010	7,940	15,879	15.50	11/10/2020	11/10/2010	9,119	145,722	-	-

(1)	The value of the outstanding time-based RSUs is based on the closing price of $15.98 of Chemtura’s common stock on December 31, 2010.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule
11/10/2010	1/3 vest on grant date, 1/3 vest on 3/31/2011 and 1/3 vest on 3/31/2012

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule
11/10/2010	1/3 vest on grant date, 1/3 vest on 3/31/2011 and 1/3 vest on 3/31/2012

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
C. A. Rogerson (1)	-	-	35,075	545,833
S. C. Forsyth (2)	-	-	9,447	146,971
A. M. Swiech (3)	-	-	3,874	60,286
C. H. Cross (4)	-	-	2,806	43,667
B. S. Flaherty (5)	-	-	4,583	71,319

(1)
Mr. Rogerson was awarded 105,225 time-based RSUs on November 10, 2010 vesting in three equal installments:  on the date of grant, March 31, 2011 and March 31, 2012.  On the grant date, 35,075 RSUs vested but only 30,979 shares were distributed to Mr. Rogerson.  These RSUs were valued at $15.50 (the closing price of our common stock on the grant date).  On March 10, 2011, 4,096 RSUs that vested on November 10, 2010 were distributed to Mr. Rogerson.  These RSUs were valued at $16.03 (the closing price of our common stock on the date of distribution).

(2)
Mr. Forsyth was awarded 26,306 time-based RSUs on November 10, 2010 vesting in three equal installments:  on the date of grant, March 31, 2011 and March 31, 2012.  On the grant date, 8,769 RSUs vested but only 7,745 shares were distributed to Mr. Forsyth.  These RSUs were valued at $15.50 (the closing price of our common stock on the grant date).  On March 10, 2011, 1,024 RSUs that vested on November 10, 2010 were distributed to Mr. Forsyth.  These RSUs were valued at $16.03 (the closing price of our common stock on the date of distribution).

In 2009, 45,000 RSUs granted to Mr. Forsyth vested.  However, due to our Chapter 11 proceedings, the underlying shares could not be distributed.  Pursuant to our Plan, on the Emergence Date, the 45,000 RSUs were cancelled and converted to 678 shares of new common stock valued at $15.50 (the closing price of our common stock on the Emergence Date).  These amounts are included in the Stock Awards column.

(3)
Mr. Swiech was awarded 11,575 time-based RSUs on November 10, 2010 vesting in three equal installments:  on the date of grant, March 31, 2011 and March 31, 2012.  On the grant date, 3,859 RSUs vested but only 3,408 shares were distributed to Mr. Swiech.  These RSUs were valued at $15.50 (the closing price of our common stock on the grant date).  On March 10, 2011, 451 RSUs that vested on November 10, 2010 were distributed to Mr. Swiech.  These RSUs were valued at $16.03 (the closing price of our common stock on the date of distribution).

In 2009, 1,000 RSUs granted to Mr. Swiech vested.  However, due to our Chapter 11 proceedings, the underlying shares could not be distributed.  Pursuant to our Plan, on the Emergence Date, the 1,000 RSUs were cancelled and converted to 15 shares of new common stock valued at $15.50 (the closing price of our common stock on the Emergence Date).  These amounts are included in the Stock Awards column.

(4)
Mr. Cross was awarded 8,418 time-based RSUs on November 10, 2010 vesting in three equal installments: on the date of grant date, March 31, 2011 and March 31, 2012.  On the grant date, 2,806 RSUs vested but only 2,478 shares were distributed to Mr. Cross.  These RSUs were valued at $15.50 (the closing price of our common stock on the grant date).  On March 10, 2011, 328 RSUs that vested on November 10, 2010 were distributed to Mr. Cross.  These RSUs were valued at $16.03 (the closing price of our common stock on the date of distribution).

(5)
Ms. Flaherty was awarded 13,679 time-based RSUs on November 10, 2010 vesting in three equal installments:  on the date of grant, March 31, 2011 and March 31, 2012.  On the grant date, 4,560 RSUs vested but only 4,027 shares were distributed to Ms. Flaherty.  These RSUs were valued at $15.50 (the closing price of our common stock on the grant date).  On March 10, 2011, 533 RSUs that vested on November 10, 2010 were distributed to Ms. Flaherty.  These RSUs were valued at $16.03 (the closing price of our common stock on the date of distribution).

In 2009, 1,500 RSUs granted to Ms. Flaherty vested.  However, due to our Chapter 11 proceedings, the underlying shares could not be distributed.  Pursuant to our Plan, on the Emergence date, the 1,500 RSUs were cancelled and converted to 23 shares of our new common stock valued at $15.50 (the closing price of our common stock on the Emergence date).  These amounts are included in the Stock Awards column.

Pension Benefits

None of our named executive officers participate or have account balances in qualified defined benefit plans sponsored by us.

2010 Nonqualified Deferred Compensation

The following table summarizes the cash compensation deferred by our named executive officers under the non-qualified Chemtura Corporation SSP and Company contributions to the SSP:

Name of Executive	Year	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (4)
C. A. Rogerson	2010	108,727	108,727	1,760	-	265,475
S. C. Forsyth	2010	33,093	33,093	22,402	-	231,638
A. M. Swiech	2010	-	-	-	-	-
C. H. Cross	2010	-	-	-	-	-
B. S. Flaherty	2010	-	-	-	-	-

(1)
Amounts reported in this column are elective deferrals of 2010 eligible compensation made to the SSP during 2010.  This deferred compensation is also included in the amounts reported in the Summary Compensation Table above as Base Salary for 2010.

(2)
Amounts reported in this column are Chemtura contributions made to the SSP in 2010.  These amounts represent matching and other contributions that would have been made by Chemtura to the 401(k) Plan on behalf of the named executive officers but for certain U.S. Federal tax law limits.  Chemtura’s contributions to the SSP are reported in the Company Contributions to Defined Contribution Plans column of the All Other Compensation Table above and the All Other Compensation column of the Summary Compensation Table above.

(3)
Balances reported in this column are the total of (i) all compensation that the named executive officers earned in the past years (not just in 2010) but elected to defer; (ii) Company contributions made to the Supplemental Savings Plan on behalf of each applicable named executive officer; and (iii) any investment earnings (or losses) on these amounts. These balances do not constitute additional amounts of compensation paid in 2010.

Additional Information Regarding the Supplemental Savings Plan
Eligible executives, including named executive officers, may elect to defer receipt of a portion of their eligible compensation into the SSP. This plan is intended to provide benefits similar to the benefits available under the 401(k) Plan for eligible compensation that is above the limits imposed by the Internal Revenue Code on contributions to the 401(k) Plan.  Contributions are held in a rabbi trust and remain assets of Chemtura, subject generally to the claims of Chemtura’s creditors.  A participant’s or beneficiary’s right to receive a payment or benefit under the SSP is no greater than the right of an unsecured general creditor of Chemtura.

Deferral Investments
Participants may invest their compensation deferrals into similar choices as those available in the 401(k) Plan, including investments in Chemtura stock, except where precluded by law.  No preferential earnings are paid to participants, including named executive officers.

Deferral Payouts
At the time of election to defer amounts, the plan participant determines the form of distribution for future payout.  The participant has the option of receiving payouts in the form of a lump sum, or a five year or ten year installment payout.  Vesting for Chemtura contributions is the same as under the 401(k) Plan; immediate vesting for Chemtura match and three (3) year cliff vesting for the 3% flat contribution, or if earlier, upon the employee’s death, disability or retirement.  The 3% flat contribution was suspended by the board of directors effective January 1, 2009.

Upon the employee’s termination from Chemtura or other future date specified by the employee, the amounts contributed to the SSP, plus any deemed investment earnings on these amounts, are paid out to the employee. Payout may be subject to a six month waiting period in accordance with Section 409A of the Internal Revenue Code.  Amounts deferred into the SSP and earnings thereon are not taxed as income to the participant until paid out at the end of the deferral period.

In the event a change-in-control of Chemtura occurs (as defined in the SSP), accelerated payout of deferral balances will occur for all participants in the plan.

Employment Agreements

Chemtura is party to employment agreements with each of our named executive officers (the “Employment Agreements”).  The Employment Agreements, which were approved by the Bankruptcy Court, provide for the employment of Mr. Rogerson as Chemtura’s President and Chief Executive Officer, of Mr. Forsyth as Chemtura’s Executive Vice President and Chief Financial Officer, of Ms. Flaherty as Chemtura’s Senior Vice President, General Counsel and Corporate Secretary, of Mr. Swiech as Senior Vice President, Human Resources and Support Services and of Mr. Cross as Chemtura’s Executive Vice President, Group President Engineered and Performance Industrial Products, in each case for a term beginning on November 10, 2010 and continuing until December 31, 2014, and automatically extending for additional 12 month terms thereafter until terminated by either party (the “Employment Term”).  Employment may be terminated during the Employment Term by an executive with or without Good Reason or by Chemtura upon an executive’s death, disability, or termination for Cause or without Cause.  Capitalized terms used but not defined within this section have the meanings set forth in the Employment Agreements.

In keeping with current best practices, our named executive officers entered into amendments to the employment agreements with each of our named executive officers (the “Employment Agreement Amendments”) on March 9, 2011 to (1) eliminate excise tax gross-up provisions and (2) remove the perquisite allowance from the calculation of the amount of severance an executive may be entitled to under the agreement.

The Employment Agreements provide for an annual base salary of $1,000,000, $475,000, $350,000, $300,000 and $380,000 for each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively.  The Employment Agreements also provide that, for the 2010 fiscal year, the executives will be eligible for a cash performance bonus under Chemtura’s 2010 Management Incentive Plan, subject to achievement of the specified performance targets, and that thereafter the executives will be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each fiscal year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria.  The Annual Bonus opportunity will be 100%, 70%, 50%, 50% and 70% of base salary for each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively.

The Employment Agreements provide for an award under the 2009 EIP of $2,500,000, $625,000, $325,000, $275,000 and $200,000 to each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively.  The executives will also participate in Chemtura’s 2010 EIP and 2010 Emergence Award Plan.

The Employment Agreements also provide that commencing in 2011 and each year thereafter during the Employment Period, the executives would be entitled to receive annually an equity-based award under the 2010 LTIP with a grant date fair market value equal to no less than the grant date fair market value of the EIP award provided to the executive for the 2010 fiscal year (the “Minimum Equity Award”).  On April 1, 2011, each of our named executive officers agreed to irrevocably and permanently waive their right to receive any Minimum Equity Award.

Additionally, the Employment Agreements entitle the executives, during the Employment Period, to paid vacation in accordance with the applicable policies of Chemtura, and to participate in such medical, dental and life insurance, retirement and other plans as Chemtura may have or establish from time to time on terms and conditions applicable to other senior executives of Chemtura generally.

If an executive’s employment is terminated by reason of his or her death or disability, Chemtura will pay the executive or his or her estate all accrued benefits under their Employment Agreement.  If an executive’s employment is terminated by Chemtura for Cause or by the executive without Good Reason, Chemtura will pay the executive or his or her estate all accrued benefits.  If an executive’s employment is terminated by Chemtura without Cause or by the executive with Good Reason, Chemtura will pay the executive or his or her estate: (i) all accrued benefits; (ii) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the executive was employed during the calendar year in which the date of termination occurs) of the Annual Bonus that would have been paid to the executive if he or she had remained employed based on actual performance; (iii) an amount equal to the product of (x) 2.0, 1.5, 1.0, 1.0 or 1.0 for each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively and (y) the sum of the executive’s (I) base salary, (II) target bonus, and (III) annual perquisite allowance, payable in accordance with Chemtura’s payroll policies in effect on the date of termination for the 12 month period commencing upon the executive’s date of termination; and (iv) outplacement services at a level commensurate with the executive’s position in accordance with Chemtura’s practices as in effect from time to time.  In addition, all vested outstanding equity awards will remain outstanding and exercisable, if applicable, through their stated expiration dates, and the executive and his or her covered dependents will be entitled to continued participation on the same terms and conditions as applicable immediately prior to the executive’s date of termination for the 2.0, 1.5, 1.0, 1.0 and 1.0 year periods, for each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively, following the date of termination in such medical, dental, and hospitalization insurance coverage in which the executive and his or her eligible dependents were participating immediately prior to the date of termination.  All amounts payable under the Employment Agreements beyond the accrued benefits are subject to the executive’s execution of a release of claims in favor of Chemtura.

If (i) an executive is terminated by Chemtura, other than for Cause or disability, or resigns for Good Reason, during the two-year period after a Change in Control (as such term is defined in the Employment Agreements) or (ii) an executive is terminated by Chemtura prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control, then the executive or his or her estate will receive the benefits otherwise payable in connection with a termination by Chemtura without Cause or by the executive with Good Reason, except that (A) in lieu of the continued payment of base salary, the executive shall receive an amount equal to the product of (x) 3.0, in the case of Mr. Rogerson, or 2.0 in the case of Mr. Forsyth, Ms. Flaherty, Mr. Swiech or Mr. Cross, and (y) the sum of the executive’s (I) base salary, (II) target bonus, and, prior to the execution of the Employment Agreement Amendments, (III) annual perquisite allowance and (B) executive shall be entitled to accelerated vesting of all outstanding equity awards. The Employment Agreement Amendments removed the perquisite allowance from the calculation of severance.  The Employment Agreements also previously provided for Section 280G gross-up protection for any payments and/or benefits that might be paid as a result of a Change in Control, but only if the payments the executive would receive upon a Change in Control exceed 310% of the executive’s “base amount” (as defined under Section 280G). The Employment Agreement Amendments eliminated the 280G gross-up.

Pursuant to the Employment Agreements, each of the executives also entered into a Confidentiality and IP Agreement and a Non-Compete Agreement with Chemtura, pursuant to which each executive agreed to certain restrictions on their use of confidential information and intellectual property of Chemtura, as well as to refrain from solicitation of Chemtura employees and competition with Chemtura for certain periods during and following the Employment Term.

Potential Payments upon Termination or Change in Control

Certain of our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Chemtura without cause, or by the executive for Good Reason (2) upon their retirement, disability or death or (3) in certain circumstances upon or following a change in control. The amount of benefits will vary based on the reason for the termination.  The benefits to which each of our named executive officers is entitled are governed by their respective employment agreements.  In addition, we also have in place the Chemtura Corporation Executive and Key Employee Severance Plan, as amended on March 13, 2009 (the “Executive Severance Plan”), which would govern in the event one of our named executive officers no longer had an effective employment agreement.

The following sections present calculations as of December 31, 2010 of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table” and “Executive Compensation — Option Exercises and Stock Vested Table”.

Executive Severance Plan.  The Executive Severance Plan provides for the following benefits in the event of an involuntary termination of certain executive officers who do not have employment agreements without cause prior to a change-in-control:  severance equal to one-year base salary and continuation of medical, dental and vision benefits (“welfare benefits”) at the active employee rate for one year or, if earlier, the date on which the named executive officer is eligible for another group health plan.  Severance is paid in accordance with Chemtura’s normal payroll practices and is conditioned on the execution and non-revocation of a general release in favor of Chemtura.

In the event of an involuntary termination without cause or a voluntary termination by the executive for good reason within 24 months following a change-in-control, the executive officer would receive a lump sum severance payment equal to two times the sum of the base salary and the average of the Annual Bonuses paid to the named executive officers during the last three full fiscal years (or such full fiscal years as the executive was employed by Chemtura if less than three full fiscal years).  In addition, such executive officers would receive a lump sum pro-rated Annual Bonus based on the average annual cash bonuses paid to the executives during the last three fiscal years (or such full fiscal years as the executive was employed by Chemtura if less than three full fiscal years), welfare benefits at the active employee rate for up to two years (or, if earlier, until the date on which the executive officer is eligible for such benefits under another employer’s plan), and outplacement services up to $20,000.  Financial planning and tax services are reimbursable by Chemtura up to $15,000 for such executive officers.  All unvested grants of equity compensation vest upon a change-in-control.  Chemtura also provides a tax gross-up for excise taxes imposed under Section 280G of the Internal Revenue Code, unless the excise taxes can be eliminated by reducing the amounts otherwise payable by no more than 10%.  In exchange for the severance payments and benefits provided under the Executive Severance Plan, such executive officers are restricted from competing with Chemtura or soliciting Chemtura employees, agents and suppliers for a one year period.  Such executive officers are not entitled to any benefits under the Executive Severance Plan in the event of a termination for cause or on account of death, disability or retirement.

Equity Upon Termination
The following table describes the treatment of stock options and RSUs held by the named executive officers under the different types of termination:

Event	RSUs	Stock Options

Voluntary Termination of Employment	Unvested awards are cancelled upon termination.	Unvested awards are cancelled upon termination. Vested awards may be exercised for 180 days, or if earlier, until the expiration date of the stock option grant.

Termination of Employment for Cause	Unvested awards are cancelled upon termination.	All awards (whether or not vested) are cancelled upon termination.

Inability of Named Executive Officer to Perform His/Her Duties	Unvested awards are cancelled upon termination.	Unvested awards are cancelled upon inability to perform duties. Vested awards may be exercised for 180 days, or if earlier, until the expiration date of the stock option grant.

Involuntary Termination of Employment	Unvested awards are cancelled upon termination.
Unvested awards are cancelled upon an involuntary termination not in connection with a change-in-control. For all named executive officers, vested stock options are exercisable until the expiration date of the stock option grant.

Change-in-Control of Company
Unvested awards vest in full upon a qualified termination in connection with a change-in-control. A qualified termination includes an involuntary termination by Chemtura or a voluntary termination by the executive for Good Reason within the two year period following a change-in-control.

Unvested awards vest in full upon a qualified termination in connection with a change-in-control. A qualified termination includes an involuntary termination by Chemtura or a voluntary termination by the executive for Good Reason within the two year period following a change-in-control. For all named executive officers, vested stock options are exercisable until the expiration date of the stock option grant.

Death of the Named Executive Officer	Unvested awards are cancelled upon death.	Unvested awards are cancelled upon death. Vested awards may be exercised until the earlier of 180 days from death or the expiration date of the stock option grant.

Involuntary Termination of Named Executive Officer
If a named executive officer is terminated by Chemtura for cause or by the executive without Good Reason, Chemtura will pay the executive his or her estate all accrued benefits under their respective Employment Agreements.  The following table sets forth the estimated compensation and benefits that would have been payable to our named executive officers assuming an involuntary termination by Chemtura without Cause or by the executive with Good Reason as of December 31, 2010:

			Accelerated
		Prorated	Vesting of Stock	Accelerated	Welfare	Excise Tax			Adjusted
	Cash	Bonus	Options	Vesting RSUs	Benefits	Gross Up	Outplacement	Total	Total
Name of Executive	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)	($)	($)	($)(5)
C.A. Rogerson	4,150,000	1,454,625	-	-	24,953	-	25,000	5,654,578	5,504,578
S.C. Forsyth	1,259,250	483,663	-	-	18,452	-	20,000	1,781,365	1,733,365
A.M. Swiech	466,000	218,194	-	-	7,821	-	20,000	712,015	696,015
C.H. Cross	677,262	386,000	-	-	11,951	-	20,000	1,095,213	1,063,951
B.S. Flaherty	541,000	254,559	-	-	11,951	-	20,000	827,510	811,510

(1)
The amounts reported in this column represent severance equal to the product of (x) 2.0, 1.5, 1.0, 1.0 or 1.0 for each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively and (y) the sum of the executive’s (i) base salary; (ii) annual cash target bonus; and (iii) annual perquisite allowance, payable in accordance with Chemtura’s payroll policies in effect on the date of termination for the 12 month period commencing upon the executive’s date of termination.  The Employment Agreement Amendments entered into with each of our named executive officers on March 9, 2011 removed the annual perquisite allowance from the calculation of the severance amount.

(2)
The amounts reported in this column represent a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the executive was employed during the calendar year in which the date of termination occurs) of the annual cash bonus that would have been paid to the executive if he or she had remained employed based on actual performance assuming a full year of service and involuntary termination following the last day of the fiscal year.

(3)	Unvested stock options and RSUs are cancelled upon involuntary termination. Vested stock options are exercisable for 180 days following involuntary termination.

(4)
The amounts reported in this column comprise the continuation of such medical, dental and hospitalization insurance coverage in which the executive and his or her eligible dependents were participating immediately prior to the date of termination of participation on the same terms and conditions as applicable immediately prior to the executive’s date of termination for the 2.0, 1.5, 1.0, 1.0 and 1.0 year periods, for each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively.

(5)
The amounts reported in this column represent the total compensation and benefits that would have been payable to our named executive officers assuming an involuntary termination by Chemtura without Cause or by the executive with Good Reason on December 31, 2010 if the Employment Agreement Amendments had been in effect as of such date.

Inability of Named Executive Officer to Perform Duties or Death of Named Executive Officer
The following table describes the compensation and benefits payable to our named executive officers upon death or the executive’s inability to perform his or her duties as of December 31, 2010:

			Accelerated
		Prorated	Vesting of Stock	Accelerated	Welfare	Excise Tax
	Cash	Bonus	Options	Vesting RSUs	Benefits	Gross Up	Outplacement	Total
Name of Executive	($)	($) (1)	($) (2)	($) (2)	($)	($)	($)	($)
C.A. Rogerson	-	1,454,625	-	-	-	-	-	1,454,625
S.C. Forsyth	-	483,663	-	-	-	-	-	483,663
A.M. Swiech	-	218,194	-	-	-	-	-	218,194
C.H. Cross	-	386,000	-	-	-	-	-	386,000
B.S. Flaherty	-	254,559	-	-	-	-	-	254,559

(1)	The amounts reported in this column for all executives represent a prorated payment of the actual annual cash bonus earned for the fiscal year assuming a full year of service.

(2)
Unvested stock options and RSUs are cancelled upon inability to perform duties or death.  Upon the named executive officer’s inability to perform duties or death, vested stock options are exercisable for a period of 180 days, or if earlier, until the expiration date of the stock option grant.

Termination in Connection with Death or Disability
If Messrs. Rogerson, Forsyth, Swiech, Cross or Ms. Flaherty is terminated by reason of his or her death or disability, Chemtura will pay the executive or his or her estate all accrued benefits under their respective Employment Agreements.

Change-in-Control of Chemtura
No additional benefits are payable to our named executive officers solely upon a change-in-control of Chemtura.

Involuntary Termination in Connection with a Change-in-Control of Chemtura
The following table sets forth the compensation and benefits payable to our named executive officers assuming a change-in-control and an involuntary termination on December 31, 2010:

			Accelerated
		Prorated	Vesting of Stock	Accelerated	Welfare	Excise Tax			Adjusted
	Cash	Bonus	Options	Vesting RSUs	Benefits	Gross Up	Outplacement	Total	Total
Name of Executive	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)	($)	($)(6)
C.A. Rogerson	6,225,000	1,454,625	58,632	1,120,997	24,953	3,455,377	25,000	12,364,584	8,684,207
S.C. Forsyth	1,679,000	483,663	14,658	280,241	18,452	859,913	20,000	3,355,927	2,432,014
A.M. Swiech	932,000	218,194	6,449	123,302	7,821	478,758	20,000	1,786,524	1,275,766
C.H. Cross	1,354,524	386,000	4,691	89,680	11,951	698,764	20,000	2,565,610	1,804,322
B.S. Flaherty	1,082,000	254,559	7,622	145,722	11,951	566,817	20,000	2,088,671	1,489,854

(1)
The amounts reported in this column represent severance equal to the product of (x) 3.0, in the case of Mr. Rogerson, or 2.0 in the case of Mr. Forsyth, Ms. Flaherty, Mr. Swiech or Mr. Cross, and (y) the sum of the executive’s (i) base salary, (ii) annual cash target bonus, and (iii) annual perquisite allowance.  The Employment Agreement Amendments entered into with each of our named executive officers on March 9, 2011 removed the annual perquisite allowance from the calculation of the severance amount.

(2)
The amounts reported in this column represent a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the executive was employed during the calendar year in which the date of termination occurs) of the annual cash bonus that would have been paid to the executive if he or she had remained employed based on actual performance assuming a full year of service and involuntary termination following the last day of the fiscal year.

(3)
All unvested stock options and RSUs vest in full upon change-in-control.  The amounts reported in this column assume a closing price of Chemtura stock on December 31, 2010 at $15.98 per share. The shares to be distributed to the named executive officers upon vesting of the RSUs are valued at $15.98, the closing price of Chemtura stock on December 31, 2010.

(4)
The amounts reported in this column comprise the continuation in such medical, dental and hospitalization insurance coverage in which the executive and his or her eligible dependents were participating immediately prior to the date of termination of participation on the same terms and conditions as applicable immediately prior to the executive’s date of termination for the 2.0, 1.5, 1.0, 1.0 and 1.0 year periods, for each of Mr. Rogerson, Mr. Forsyth, Ms. Flaherty, Mr. Swiech and Mr. Cross, respectively.

(5)
The amounts reported in this column represent Section 280G gross-up protection for any payments and/or benefits paid as a result of a Change in Control to the extent the payments the executive would receive upon a Change in Control exceed 310% of the executive’s “base amount” (as defined under Section 280G).  The Employment Agreement Amendments entered into with each of our named executive officers on March 9, 2011 eliminated the excise tax gross up provision.

(6)
The amounts reported in this column represent the total compensation and benefits that would have been payable to our named executive officers assuming a change-in-control and an involuntary termination on December 31, 2010 if the Employment Agreement Amendments had been in effect as of such date.

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management
The information presented below regarding beneficial ownership of Chemtura’s common stock is presented in accordance with the rules of the SEC.  Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power within 60 days through the exercise of any stock option or other right.

Security Ownership of Certain Beneficial Owners
The following table sets forth the beneficial owners of more than 5% of Chemtura’s outstanding common stock as of March 31, 2011:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
York Capital Management Global Advisors, LLC c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, New York 10153	5,726,421	*	6.0%
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	5,027,636	**	5.27%

*
As reported on Schedule 13G filed with the SEC on February 14, 2011.  According to the Schedule 13G, York Capital Management Global Advisors, LLC has sole voting and dispositive power over 5,726,421 shares.

**
As reported on Schedule 13G filed with the SEC on February 11, 2011.  According to the Schedule 13G, Columbia Management Investment Advisers, LLC (“CMIA”) and Ameriprise Financial, Inc., as the parent company of CMIA, have shared voting power over 635,680 shares and shared dispositive power over 5,027,636 shares.

Security Ownership of Management
The following table sets forth information concerning shares of common stock beneficially owned by each director and named executive officer as of March 31, 2011 and by all directors and executive officers as a group, in each case representing less than one percent of such shares outstanding:

Name	Total Number of Shares Beneficially Owned (1)		Percent of Class

Timothy J. Bernlohr	5,614		*
Jeffrey D. Benjamin	5,614		*
Anna C. Catalano	4,645		*
Alan S. Cooper	-		*
Chet H. Cross	27,175	(2)	*
James W. Crownover	5,728		*
Billie S. Flaherty	31,685	(3)	*
Stephen C. Forsyth	73,228	(4)	*
Jonathan F. Foster	5,614		*
Craig A. Rogerson	231,716	(5)	*
Alan M. Swiech	26,861	(6)	*
John K. Wulff	10,000		*
Kevin V. Mahoney	21,454	(7)	*
Dalip Puri	671	(8)	*
All directors and executive officers			*
named herein as a group (14 persons)	450,005		*

*	Less than 1%

(1)	Except as noted below, the executive officers and directors have both sole voting and sole investment power over the shares reflected in this table.

(2)	Includes 19,860 stock options exercisable within 60 days from March 31, 2011.

(3)	Includes 22,942 stock options exercisable within 60 days from March 31, 2011.

(4)
Includes 308 shares held under the Chemtura Corporation Stock Purchase Plan, as to which Mr. Forsyth has voting but not investment power.  It also includes 43,147 stock options exercisable within 60 days from March 31, 2011.

(5)	Includes 172,592 stock options exercisable within 60 days from March 31, 2011.

(6)	Includes 19,489 stock options exercisable within 60 days from March 31, 2011.

(7)	Includes 15,534 stock options exercisable within 60 days from March 31, 2011.

(8)	The number of shares reported for Mr. Puri are stock options exercisable within 60 days from March 31, 2011.

Equity Compensation Plan Information
The following table provides information about shares of Chemtura’s common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans as of December 31, 2010:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities for future issuance under equity compensation plans (excluding securities reflected in column)
Plan Category	(in millions)		(in millions)
Equity compensation plans approved by the Bankruptcy Court (1)	0.8	$15.50	9.8

Total	0.8		9.8

(1)	Includes 2010 LTIP.

Section 16(a) Beneficial Ownership Reporting Compliance
Under SEC rules, our directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of our stock.  We have reviewed copies of these SEC reports as well as other records and information.  Based on that review, we believe that all reports were timely filed during 2010.

Audit Committee

Audit Committee Report

The audit committee has reviewed and discussed with management the audited financial statements of Chemtura for the year ended December 31, 2010 (the “Audited Financial Statements”), management’s assessment of the effectiveness of Chemtura’s internal control over financial reporting, and the independent auditors’ evaluation of Chemtura’s system of internal control over financial reporting.  In addition, the audit committee has discussed with KPMG LLP, which reports directly to the audit committee, the matters that independent registered public accounting firms must communicate to audit committees under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The audit committee has discussed with KPMG LLP its independence from Chemtura, including the matters contained in the written disclosures and letter required by applicable requirements of the PCAOB regarding independent registered public accounting firms’ communications with audit committees about independence.  The audit committee also has discussed with management of Chemtura and KPMG LLP such other matters and received such assurances from them as it deemed appropriate.  The audit committee considered whether rendering of non-audit services by KPMG LLP to Chemtura is compatible with maintaining the independence of KPMG LLP from Chemtura.

Based upon these reviews and discussions, the audit committee recommended to the board of directors that the Audited Financial Statements be included in Chemtura’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee of the Board of Directors

John K. Wulff (Chair)
Jeffery D. Benjamin
Alan S. Cooper

Independent Audit Fees for 2010
Our independent registered public accounting firm for the calendar years ended December 31, 2010 and December 31, 2009 was KPMG LLP (“KPMG”).  The aggregate fees billed by KPMG in 2010 and 2009 were as follows:

(in millions)	2010	2009
Audit Fees	$5.5	$5.6
Audit-Related Fees	—	—
Tax Fees	0.8	0.9
All Other Fees	0.1	—
Total	$6.4	$6.5

The following information describes the aggregate fees for professional services by KPMG for the fiscal years ended December 31, 2010 and December 31, 2009:

•
Audit Fees: Audit fees consist of fees associated with the annual integrated audit of our consolidated financial statements and internal control over financial reporting included in our Form 10-K, the reviews of our quarterly consolidated financial statements included in our Forms 10-Q and statutory audits required in certain foreign jurisdictions and services that generally only its independent registered public accounting firm reasonably can provide, such as comfort letters, consents and assistance with and review of documents filed with the SEC.

•
Audit-Related Fees:  Audit-related fees consist of fees related to business acquisitions and divestitures, consultation regarding the application of United States Generally Accepted Accounting Principles, new regulatory pronouncements and other attest services.  In 2010 and 2009, a de minimus amount of audit-related services were provided, principally related to royalty audits contractually required by certain distributors.

•
Tax Fees:  Tax fees consist of fees related to federal, state and local tax compliance, tax advice concerning acquisitions, divestitures and other transactions, as well as domestic and international tax planning.  In 2010 and 2009, tax fees consisted primarily of federal, state and local tax advice concerning Chemtura’s Chapter 11 proceedings as well as tax compliance in certain foreign jurisdictions.

•	All Other Fees: In 2010, all other fees principally comprised services related to statutory calculations of funding requirements associated with Chemtura’s pension schemes in foreign jurisdictions.

The audit committee has considered whether KPMG’s provision of non-audit services is compatible with KPMG’s independence and determined that KPMG’s independence is not compromised by providing such services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
In accordance with the audit committee’s charter, all services provided by KPMG must be approved by the audit committee.  The audit committee has adopted a policy to pre-approve audit and permissible non-audit services provided by KPMG.  The audit committee has pre-approved the use of KPMG for tax compliance and consultation services, subject to audit committee approval of individual engagements in excess of $100,000 or $1.25 million in the aggregate.  The chair of the audit committee is authorized to pre-approve any audit or permissible non-audit services approved in accordance with the policies established by the committee.  All audit and permissible non-audit services performed by KPMG during fiscal years 2010 and 2009 were approved by the audit committee in accordance with the established policies.

Advisory Vote on Executive Compensation (Item No. 2)

Recently enacted rules enable our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

On March 18, 2009, we filed for protection under Chapter 11 of the Bankruptcy Code.  Most of the compensation policies and decisions concerning our 2010 named executive officers were made during the pendency of our Chapter 11 reorganization by our compensation committee and approved by the Bankruptcy Court after discussions with the various stakeholders in our Chapter 11 cases.  During this period, the board and our executive team were focused in large part on meeting the challenges of emerging from Chapter 11.  Our compensation program took into account the difficult economic and operational conditions and personal demands that management faced and was designed to incentivize management to develop and implement a plan of reorganization, lead us through our Chapter 11 reorganization, maximize the value of Chemtura and deliver superior performance.  On November 10, 2010, we emerged from Chapter 11, improved our financial health by reorganizing our capital structure, and met or exceeded our financial objectives while continuing to focus on our business and customers.

During 2010, our named executive officers provided significant leadership in stabilizing our business operations, obtaining sufficient liquidity to operate our business, developing a plan of reorganization for our emergence, securing $1.025 billion in exit financing to finance our plan of reorganization and future growth strategies and leading our emergence from Chapter 11.  We have emerged from Chapter 11 a stronger, leaner and better capitalized company by achieving the following:

•
Significantly reduced indebtedness with improved liquidity. As of December 31, 2010, we had $751 million of total consolidated indebtedness, $201 million of cash and cash equivalents and $275 million of lending commitments under our new ABL Facility which also permits us to enter into a foreign asset-based financing arrangement.  The $275 million ABL facility was un-drawn other than to support the issuance of $12 million in letter of credit obligations.  For comparison, as of December 31, 2009, we had over $1.4 billion of total consolidated indebtedness.

•
Improved cost structure. We have significantly improved our cost structure over the past two years and reduced our cash fixed costs substantially compared to prior years.  From December 31, 2007 through the end of 2010, we reduced our workforce by approximately 900 employees, including the transfer of employees as part of the sale of the PVC additives business and a reduction of over 400 professional and administrative positions.  Since the end of 2007, we have significantly reduced our underperforming assets by closing or selling 6 plants and moving to third-party warehousing in a number of our businesses.  These actions have eliminated underperforming assets and reduced fixed costs or made them variable.  We will continue to manage our costs and improve the efficiency of our operations in 2011 and beyond.

•	Reduced environmental and other liabilities. Following our emergence from Chapter 11, we discharged a significant amount of our environmental and contingent liabilities.

While leading our emergence from Chapter 11, our named executive officers also positioned us for long term growth and margin expansion through many actions as described in our annual report to shareholders.

Core Principles.  We operate in a competitive and challenging industry.  We believe that the executive compensation programs for our named executive officers should be designed to:

•	provide a competitive level of total compensation necessary to attract and retain talented and experienced executives with pay commensurate with performance;

•	appropriately motivate them to drive our short- and long-term growth;

•	help deliver long-term total return to our shareholders; and

•	mitigation against excessive risk.

Our primary goal in 2010 for executive compensation was to continue to motivate and attract highly qualified executives focused on leading us through our Chapter 11 restructuring and delivering superior performance.  Our executive compensation programs require each named executive officer to demonstrate exceptional individual performance and to contribute as a member of the team to our overall success.  Our executive compensation programs are designed to achieve the following objectives:

•
Pay-for-Performance: In order to ensure that the actual compensation realized by our named executive officers is directly linked to individual, business unit and company-wide performance, our executive compensation programs are structured with a significant portion of variable or at-risk cash and equity compensation.

•
Alignment:  Our executive compensation programs are designed to align the interests of the named executive officers with those of our shareholders both in the short-term and the long-term.  The annual cash incentive program rewarded executives for the achievement of specific financial and individual performance on an annual basis.  Our equity programs, combining stock options with time-based and performance-based RSUs, further aligned the interests of our named executive officers and shareholders in the creation of shareholder value over the long-term.

•
Market Competitiveness:   A key to our future success is the ability to assemble a team of highly qualified executives who can provide the leadership necessary to execute our business strategy over the shorter and longer term.  Our executive compensation programs have been designed to offer market competitive compensation that would allow us to attract a talented executive management team capable of meeting or exceeding our business objectives.

Compensation Approach.  The approach utilized by the committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles.  Our compensation approach is a multi-step process based on:

•	independent decision-making;

•	utilizing market data to appropriately target compensation levels;

•	consideration of the median compensation levels of our peer group;

•	following a consistent, rigorous target setting process; and

•	utilizing verification tools to ensure appropriate decisions are being made.

Key Decisions.  In keeping with current best practices, existing employment agreements with our named executive officers were amended on March 9, 2011 to (1) eliminate excise tax gross-up provisions and (2) remove the perquisite allowance from the calculation of the amount of severance an executive may be entitled to under their employment agreements. On April 1, 2011, each of our named executive officers agreed to irrevocably and permanently waive their right to receive any Minimum Equity Award under their employment agreements.

For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that Chemtura Corporation’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Chemtura Corporation’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on Chemtura, our board of directors or the compensation committee. Our board of directors and our compensation committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider such shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

Advisory Vote on Frequency of an Advisory Vote on Executive Compensation (Item No. 3)

The SEC rules also enable our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included on page 42 of this proxy statement. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years (or you may abstain).

After careful consideration of this Proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Chemtura at this time, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for Chemtura, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives a majority of votes cast for this resolution will be determined to be the preferred frequency with which Chemtura Corporation is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).  In the absence of a majority of votes cast in support of any given year, the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be considered the frequency selected by the shareholders of Chemtura Corporation.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders. However, because this vote is advisory and not binding on our board of directors or Chemtura in any way, the board may decide that it is in the best interests of our shareholders and Chemtura to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “ONE YEAR” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

Ratification of Selection of Independent Registered Public Accounting Firm (Item No. 4)

The audit committee has appointed KPMG LLP, an independent registered public accounting firm, to serve as our independent registered public accounting firm for 2011. KPMG LLP served in this capacity in 2010. As a matter of good corporate governance, the audit committee submits its selection of our independent registered public accounting firm to our shareholders for ratification. If the shareholders fail to ratify the selection, the audit committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the audit committee and its activities with KPMG LLP, see pages 40-41. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Additional Information

Who is entitled to vote at the 2011 Annual Meeting?
Holders of Chemtura stock at the close of business on March 21, 2011 are entitled to receive Notice of the 2011 Annual Meeting of Shareholders and to vote their shares at the annual meeting. As of that date, there were approximately 96,103,459 shares of common stock outstanding and all of those shares were eligible to vote. There were 4,201 registered shareholders on the record date and approximately 14,688 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and will also be available for ten business days prior to the annual meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time, at the Office of the Corporate Secretary, Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?
A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Chemtura stock present in person or by duly authorized proxy (including any abstentions and broker non-votes) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?
Shares represented by a properly executed proxy will be voted at the annual meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the board of directors.  Please see “How does the Board of Directors recommend that I vote?” in “Frequently Asked Questions about Voting” for additional information.

Are there any other items of business that will be addressed at the annual meeting?
The board of directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

What procedures must I follow in order to attend the annual meeting?
Attendance and voting at the annual meeting is limited to shareholders of record at the close of business on March 21, 2011. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Beneficial Shareholders. If you are a beneficial shareholder, when you arrive at the annual meeting, please register at the table for beneficial shareholders. In order to be admitted to the annual meeting, beneficial shareholders must bring an account statement or letter from their broker or bank showing that they owned Chemtura stock as of March 21, 2011 and a valid photo identification. In order to vote at the meeting, beneficial shareholders must also bring legal proxies, which they can obtain only from their broker or bank. Please contact your broker or bank directly for specific information on how to obtain a legal proxy.

Registered Shareholders. If you are a registered shareholder, when you arrive at the annual meeting, please register at the table for registered shareholders and provide a business card and a valid photo identification.

Who pays for this proxy solicitation?
We bear the costs of soliciting proxies. We have hired Morrow & Co., LLC, a proxy solicitation firm, to aid in the solicitation of proxies, for a base fee of $8,500, plus additional expenses of approximately $2,000. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. Morrow & Co., LLC has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

How do I submit a shareholder proposal for inclusion in Chemtura’s 2012 Proxy Statement?
In order to be considered for inclusion in our 2012 proxy statement, shareholder proposals must comply with the SEC’s Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials and must be submitted in writing to:

Office of the Corporate Secretary
Chemtura Corporation
199 Benson Road
Middlebury, CT 06749

Proposals must be received on or prior to Tuesday, December 6, 2011.

How do I submit an item of business for the 2012 annual meeting?
Our By-Laws require that any shareholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2012 annual meeting (other than a shareholder proposal submitted for inclusion in our 2011 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above between Wednesday, January 11, 2012 and the close of business on Friday, February 10, 2012. Proposals should include the information set forth in our By-Laws, which are posted on our website.

How may I obtain a copy of Chemtura’s Annual Report on Form 10-K and other financial information?
Chemtura’s 2010 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, proxy statement and 2010 annual report are also available on the Internet at www.edocumentview.com/ba. In addition, our Annual Report on Form 10-K, including financial statements, is available on our website at www.chemtura.com and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling 203-573-2153 or writing to:  Daniel Murray, Investor Relations, Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749.

May I receive my proxy materials electronically in the future?
Instead of receiving paper copies of our annual report and proxy statement in the mail, registered shareholders can elect to receive these communications electronically. For additional information and to elect this option, please access [www.computershare.com/us/ecomms].

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial shareholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

How may I recommend or nominate individuals to serve as directors?
The nominating and governance committee will consider qualified candidates recommended by shareholders for board membership in accordance with the procedure set forth in Chemtura’s By-laws. For a nomination to be properly made by any shareholder and be considered for recommendation by the board to the shareholders and included in our proxy statement for the 2010 annual meeting, written notice of such shareholder’s nomination must be  given, either by personal delivery or by registered or certified Unites States mail, postage prepaid, to the Secretary of Chemtura (and must be received by the Secretary) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. Notwithstanding the foregoing sentence, in the event that the number of directors to be elected to the board at an annual meeting is increased and there is no public announcement by Chemtura naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of Chemtura not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by Chemtura. Shareholders should refer to Chemtura’s By-Laws for a complete description of requirements for such notice.  Such notice shall set forth all of the information required by Article II, Section 11 of our By-laws.  The committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees.

Several shareholders live at my address. Why did we receive only one set of proxy materials?
We deliver only one annual report and one proxy statement to multiple shareholders at the same address, unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent:

BNY Mellon Shareowner Services
480 Washington Blvd.
Jersey City, NJ 07310
866-233-4822